EXHIBIT 2

AGREEMENT AND PLAN OF REORGANIZATION

AGREEMENT AND PLAN OF REORGANIZATION

among

SEABRIDGE FREIGHT CORP.
(a Nevada corporation)

SEABRIDGE FREIGHT, INC.
(a Delaware corporation)

UGH DELAWARE ACQUISITION LLP
(a Delaware limited liability partnership)

UGH TEXAS ACQUISITION LP
(a Texas limited partnership)

UNIVERSITY HOSPITAL SYSTEMS, LLP
a Delaware limited liability partnership

and

UNIVERSITY GENERAL HOSPITAL, LP
a Texas limited partnership

DATED AS OF MARCH 10, 2011

Exhibit 2- page 1

TABLE OF CONTENTS

RECITALS

ARTICLE 1  DEFINITIONS

ARTICLE 2.  THE REORGANIZATION
Section 2.01.  Basic Merger Transactions
Section 2.02.  Effective Time; Closing
Section 2.03.  Effect of the Mergers
Section 2.04.  Certificate of Formation; Partnership Agreements
Section 2.05.  Directors and Officers
Section 2.06.  Conversion of Securities
Section 2.07.  Exchange of UGH Partnership Interests
Section 2.08.  UGH Partnership Transfer Books
Section 2.09.  Dissenting UGH Partners
Section 2.11.  Transfer and Divestiture of SeaBridge Sub
Section 2.12.  Additional Covenants and Agreements
Section 2.10.  Stock Options

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF UGH PARTNERSHIPS
Section 3.01.  Organization, Qualification and Partnership Power
Section 3.02.  No contravention
Section 3.03.  Capitalization
Section 3.04.  Brokers’ Fees
Section 3.05.  Title to Assets
Section 3.06.  Subsidiaries
Section 3.07.  Financial Statements
Section 3.08.  Undisclosed Liabilities
Section 3.09.  Legal Compliance
Section 3.10.  Real Property
Section 3.11.  Tangible Assets
Section 3.12.  Intentionally Omitted
Section 3.13.  Employees
Section 3.14.  Guaranties
Section 3.15.  Certain Business Practices
Section 3.16.  Parachute Payments
Section 3.17.  Information Statement
Section 3.18.  Environment, Health, and Safety

Exhibit 2- page 2

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF SEABRIDGE AND SEABRIDGE SUB
Section 4.01.  Organization, Qualification, and Corporate Power
Section 4.02.  Capitalization
Section 4.03.  Noncontravention
Section 4.04.  Brokers’ Fees
Section 4.05.  Title to Assets
Section 4.06.  Subsidiaries
Section 4.07.  SEC Filings, Financial Statements
Section 4.08.  Absence of Certain Changes or Events
Section 4.09.  Undisclosed Liabilities
Section 4.10.  Legal Compliance
Section 4.11.  Tax Matters
Section 4.12.  Real Property
Section 4.13.  Intellectual Property
Section 4.14.  Tangible Assets
Section 4.15.  Contracts
Section 4.16.  Notes and Accounts Receivable
Section 4.17.  Intentionally Omitted
Section 4.18.  Insurance
Section 4.19.  Litigation
Section 4.20.  Employees
Section 4.21.  Employee Benefits
Section 4.22.  Guaranties
Section 4.23.  Environment, Health, and Safety
Section 4.24.  Certain Business Relationships with SeaBridge Sub
Section 4.25.  Change of Control
Section 4.26.  Certain Business Practices
Section 4.27.  Parachute Payments

ARTICLE 5  PRE-CLOSING COVENANTS
Section 5.01.  General
Section 5.02.  Notices and Consents
Section 5.03.  Operation of Business
Section 5.04.  Preservation of Business
Section 5.05.  Full Access
Section 5.06.  Notice of Developments
Section 5.07.  Exclusivity
Section 5.08.  Filing of Current Report on Form 8-K
Section 5.09.  Section 16(b) Board Approval
Section 5.10.  Intentionally Omitted
Section 5.11.  Change of Name and Trading Symbol
Section 5.12.  Information Statement
Section 5.13.  Confidentiality

ARTICLE 6  CLOSING COVENANTS
Section 6.01.  General
Section 6.02.  Intentionally Omitted
Section 6.03.  Application to Standard & Poor’s
Section 6.04.  Filing of Amended Form 8-K
Section 6.05.  Intentionally Omitted
Section 6.06.  Intended Federal Income Tax Consequences
Section 6.07.  Board of Directors of SeaBridge
Section 6.08.  Public Announcements
Section 6.09.  Conveyance Taxes

Exhibit 2- page 3

ARTICLE 7  CONDITIONS TO OBLIGATION TO CLOSE
Section 7.01.  Conditions to Obligation of the UGH Partnerships
Section 7.02.  Conditions to Obligation of SeaBridge

ARTICLE 8.  TERMINATION
Section 8.01.  Termination
Section 8.02.  Effect of Termination
Section 8.03.  Fees and Expenses

ARTICLE 9  MISCELLANEOUS
Section 9.01.  Press Releases and Public Announcements
Section 9.02.  No Third Party Beneficiaries
Section 9.03.  Entire Agreement
Section 9.04.  Succession and Assignment
Section 9.05.  Counterparts
Section 9.06.  Headings
Section 9.07.  Notices
Section 9.08.  Governing Law
Section 9.09.  Amendments and Waivers
Section 9.10.  Severability
Section 9.11.  Construction
Section 9.12.  Incorporation of Exhibits and Schedules
Section 9.13.  Specific Performance
Section 9.14.  Submission to Jurisdiction
Section 9.15.  Indemnification; Remedies
Section 9.16.  Non-Survival of Representations and Warranties

Exhibit A – UGH Partnership Interests to be Exchanged
Exhibit B – Form of Officer’s Certificate of SeaBridge Concerning Accuracy
Exhibit C – Form of Officer’s Certificate of the UGH Partnerships Concerning Accuracy
Exhibit D – Form of Transmittal Letter to UGH Partners
Exhibit E – Form of Opinion of SeaBridge’s Counsel
Exhibit F – Form of Opinion of UGH Partnerships' Counsel
Exhibit G – Form of Registration Rights Agreement
Exhibit H – Form of Transmittal Letter to SeaBridge Shareholders
Exhibit I – Form of Indemnification Agreements, Escrow Agreement and Lock Up Leak Out
Exhibit J – Form of Release (SeaBridge Sub and Officers and Directors)
Exhibit K – Form of Release (SeaBridge and Officer and Directors)

Exhibit 2- page 4

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (“Reorganization Agreement”) is entered into as of March ___, 2011, by and among SeaBridge Freight Corp., a Nevada corporation (“SeaBridge”), SeaBridge Freight, Inc., a Delaware corporation and a wholly owned subsidiary of SeaBridge (“SeaBridge Sub”), UGH Delaware Acquisition LLP, a Delaware limited liability partnership and a wholly owned subsidiary of SeaBridge (“Delaware LLP Merger Sub”), UGH Texas Acquisition LP, a Texas limited partnership and a wholly owned subsidiary of SeaBridge (“Texas LP Merger Sub”), University General Hospital, LP, a Texas limited partnership (the “Texas LP”) and University Hospital Systems, LLP, a Delaware limited liability partnership and the general partner of the Texas LP (the “Delaware LLP”).  The Texas LP and Delaware LLP are collectively referred to as the (“UGH Partnerships”).  SeaBridge, SeaBridge Sub, Delaware LLP Merger Sub, Texas LP Merger Sub and UGH Partnerships are referred to collectively herein as the “Parties.”

R E C I T A L S:

A. Delaware LLP Merger Sub, upon the terms and subject to the conditions of this Reorganization Agreement and in accordance with the applicable sections of the Delaware General Corporation Law (“Delaware Law”) will merge with and into the Delaware LLP (the “Delaware Merger”).

B. Texas LP Merger Sub, upon the terms and subject to the conditions of this Reorganization Agreement and in accordance with the applicable sections of the Texas Business Organizations Code (“Texas Law”) will merge with and into the Texas LP (the “Texas Merger”).  The Delaware Merger and Texas Merger are sometimes collectively referred to as the “Mergers.”

C. Simultaneously with the Delaware Merger and Texas Merger, without any action on the part of the UGH Partners, their UGH Partnership Interests will be exchanged for shares of the SeaBridge Common Stock.  Immediately after the Effective Time of the last to occur of the Delaware Merger or the Texas Merger, SeaBridge will transfer its wholly-owned subsidiary, SeaBridge Sub, to the Person or Persons designated by Michael D. Shea.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

ARTICLE 1
DEFINITIONS

“Acquisition Proposal” has the meaning set forth in Section 5.07.

“Affiliate” has the meaning set forth in Rule 501 of Regulation D promulgated under the Securities Act.

“Affiliated Group” means any affiliated group within the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local, or foreign law.

“Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible, provided, however, that an obligation to use Best Efforts under this Reorganization Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person from this Agreement and the Reorganization.

“Business Day” means a day of the year in which banks are not required or authorized to be closed in the City of Houston, Texas.

“CERCLA” means the United States Comprehensive Environmental Response, Compensation, and Liability Act, as amended.

“Cleanup” means any investigative, monitoring, cleanup, removal, containment or other remedial or response action required by any Environmental Law or Occupational Safety and Health Law.  The terms “removal,” “remedial,” and “response action” include the types of activities covered by CERCLA.

Exhibit 2- page 5

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contravention” means an act or omission that would “Contravene” something if, as the context requires:

(a) the act or omission would conflict with it, violate it, and result in a breach or violation of or failure to comply with it, or constitute a default under it;

(b) the act or omission would give any Governmental Body or other Person the right to challenge, revoke, withdraw, suspend, cancel, terminate, or modify it, to exercise any remedy or obtain any relief under it, or to declare a default or accelerate the maturity of any obligation under it; or

(c) the act or omission would result in the creation of an Encumbrance on the stock, partnership interest or assets of the subject company.

“Controlled Group of Corporations” has the meaning set forth in Code Section 1563.

“Deferred Intercompany Transaction” has the meaning set forth in Code Regulation Section 1.1502-13.

“Delaware Certificate of Merger” has the meaning set forth in Section 2.02.

“Delaware Law” has the meaning set forth in the Recitals above.

“Delaware LLP” has the meaning set forth in the preface to this Reorganization Agreement.

“Delaware LLP Merger Sub” has the meaning set forth in the preface to this Reorganization Agreement.

“Delaware Merger” has the meaning set forth in the Recitals above.

“Delaware Secretary” has the meaning set forth in Section 2.02

“Dissenting UGH Partners” has the meaning set forth in Section 2.09.

“Divestiture” has the meaning set forth in Section 2.11(a).

“Divestiture Closing Date” means the effective date of the consummation of the Divestiture pursuant to and in accordance with this Reorganization Agreement.

 “Divestiture Consideration” has the meaning set forth in Section 2.11(a).

“Effective Time” means the last to occur: (i) the Effective Time of the Delaware Merger as defined in Section 2.02 or (ii) the Effective Time of the Texas Merger as defined in Section 2.02.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan, cafeteria plan as defined in Section 125 of the Code, or material fringe benefit plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

Exhibit 2- page 6

“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, lien, option, pledge, security interest, preference, priority, right of first refusal, or similar restriction.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable water and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other similar medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense, liability, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a) any environmental, health, or safety matter or condition (including on-site or off-site contamination, occupational safety and health, and regulation of any chemical substance or product);

(b) any fine, penalty, judgment, award, settlement, proceeding, damages, loss, claim, demand and response, investigative, monitoring, remedial, or inspection cost or expense arising under Environmental Law or Occupational Safety and Health Law;

(c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for Cleanup costs or corrective action, (whether or not such Cleanup has been required or requested by any Governmental Body or other Person) and for any natural resource damage; or

(d) any other compliance, corrective, or remedial measures required under any Environmental Law or Occupational Safety and Health Law.

(e) “Environmental Law” means CERCLA and any other Legal Requirement that requires or relates to:

(f) advising appropriate Governmental Bodies, employees, or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(g) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(h) reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of wastes that are generated;

(i) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(j) protecting resources, species, or ecological amenities;

(k) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

(l) Cleanup of pollutants that have been Released, preventing the threat of Release, or paying the costs of such Cleanup or prevention; or

(m) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

Exhibit 2- page 7

(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facility” means any Real Property or tangible personal property interest owned or operated by the UGH Partnerships, SeaBridge or SeaBridge Sub.  For purposes of Section 4.23 hereof and the definition of “Hazardous Activity,” the term “Facility” also includes any Real Property or tangible personal property interest formerly owned or operated by the UGH Partnerships, SeaBridge or SeaBridge Sub or any predecessor Person.

“FINRA” means the Financial Industry Regulatory Authority.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any:

(a) nation, region, state, county, city, town, village, district, or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, or other entity and any court or other tribunal);

(d) multinational organization;

(e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory, or taxing authority or power of any nature; and

(f) official of any of the foregoing.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from any of the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to individuals or property on or off the Facilities, or that may affect the value of any of the Facilities of SeaBridge, SeaBridge Sub, the UGH Partnerships or any predecessor Person.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“Income Taxes” means all income and profits Taxes, capital taxes, franchise taxes and similar Taxes based on income, profits or capital (including any Taxes in lieu of such income or profits Taxes) imposed by any Federal, state, local or foreign governmental agency, whether in the form of assessments in the nature of Taxes or otherwise, together with all interest, penalties and additions imposed with respect to (a) such Taxes or (b) the late filing or no filing of returns relating to such Taxes.

“Information Statement” has the meaning set forth in Section 3.17.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all

Exhibit 2- page 8

applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means, with respect to SeaBridge or SeaBridge Sub, any information which any of the officers or directors is actually aware of or could reasonably be expected to become aware of in the ordinary course of his or her involvement with SeaBridge or SeaBridge Sub, as the case may be, after due inquiry and, with respect to the UGH Partnerships, any information which  is actually aware of or could reasonably be expected to become aware of in the ordinary course of his or her involvement with the UGH Partnerships after due inquiry.

“Legal Requirement” means any constitution, law, statute, treaty, rule, regulation, ordinance, binding case law or principle of common law, notice, approval or Order of any Governmental Body, and any contract with any Governmental Body relating to compliance with any of the foregoing.

“Mergers” has the meaning set forth in the Recitals above.

“Merger Consideration” has the meaning set forth in Section 2.06(b).

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

 “Ordinary Course of Business” means the ordinary course of business, consistent with past custom and practice (including with respect to quantity and frequency).

“Outside Date “has the meaning set forth in Section 8.01(b).

“Outstanding UGH Partnership Interests” means all UGH Partnership Interests issued and outstanding immediately prior to the Effective Time.

“Parties” has the meaning set forth in the preface to this Reorganization Agreement.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Real Property” means all real property of the UGH Partnerships, SeaBridge and SeaBridge Sub, including all parcels and tracts of land in which the UGH Partnerships, SeaBridge or SeaBridge Sub has a fee simple estate or a leasehold estate, and all improvements, easements and appurtenances thereto.

“Registration Rights Agreement” has the meaning set forth in Section 2.06(h).

“Release” or “Released” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Reorganization” means, collectively, the Mergers, the transfer and divesture of SeaBridge Sub and the corporate name change of SeaBridge.

Exhibit 2- page 9

“Reorganization Agreement” has the meaning set forth in the preface to this Reorganization Agreement.

“Reportable Event” has the meaning set forth in ERISA Section 4043.

“SeaBridge” has the meaning set forth in the preface to this Reorganization Agreement.

“SeaBridge Balance Sheet” has the meaning set forth in Section 4.07(c).

“SeaBridge Common Stock” means the common stock, par value $.001 per share, of SeaBridge.

“SeaBridge Confidential Information” means any information concerning the businesses and affairs of SeaBridge or SeaBridge Sub that is not already generally available to the public.

 “SeaBridge Disclosure Schedule” has the meaning set forth in Article 4.

“SeaBridge Sub” has the meaning set forth in the preface to this Reorganization Agreement.

 “SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.07(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest., other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable, and (c) purchase money liens and liens securing rental payments under capital lease arrangements.

“Subsidiary” means any corporation or other organization with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or equity interests or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or other managing members.

 “Surviving Delaware Partnership” has the meaning set forth in Section 2.01.

“Surviving Partnerships” has the meaning set forth in Section 2.01.

"Surviving Texas Partnership” has the meaning set forth in Section 2.01.

“Taxes” shall mean all excise, real and personal property, sales, use, customs duties, payroll, withholding, capital or franchise (based on capital and/or activity), estimated and other taxes, including Income Taxes, imposed by a federal, state, local or foreign governmental agency, whether in the form of assessments which are in the nature of Taxes or otherwise, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any Party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Texas Law” has the meaning set forth in the Recitals above.

“Texas LP” has the meaning set forth in the preface to this Reorganization Agreement.

“Texas LP Merger Sub” has the meaning set forth in the preface to this Reorganization Agreement.

“Texas Merger” has the meaning set forth in the Recitals above.

“Texas Secretary” has the meaning set forth in Section 2.02

Exhibit 2- page 10

“Threatened” means an action or matter would be considered to have been “Threatened” if a demand or statement has been made (whether orally or in writing) or a notice has been given (whether orally or in writing), or any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such action or matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

“Transmittal Letter” has the meaning set forth in Section 2.07(a).

“Transmittal Letter to SeaBridge Shareholders” has the meaning set forth in Section 2.11.

“UGH Confidential Information” means any information concerning the businesses and affairs of the UGH Partnerships that is not already generally available to the public.

“UGH Damages” has the meaning set forth in Section 9.15.

“UGH Indemnified Persons” has the meaning set forth in Section 9.15.

“UGH Partnerships” has the meaning set forth in the preface to this Reorganization Agreement.

“UGH Partnerships Balance Sheet” has the meaning set forth in Section 3.07(b).

“UGH Partnerships Disclosure Schedule” has the meaning set forth in Article 3.

“UGH Partners” means the general and limited partners of the UGH Partnerships.

“UGH Partnership Interests” has the meaning set forth in Section 2.06(a).

“UGH Partnerships Most Recent Financial Statements” has the meaning set forth in Section 3.07(a).

ARTICLE 2
THE REORGANIZATION

Section 2.01.  Basic Merger Transactions.  Upon the terms and subject to the conditions set forth in this Reorganization Agreement and in accordance with applicable Delaware Law and Texas Law, at the Effective Time, Delaware LLP Merger Sub shall be merged with and into the Delaware LLP and Texas LP Merger Sub shall be merged with and into the Texas LP.  As set forth in Sections 2.06 and 2.07 hereunder, simultaneously with the Mergers, the UGH Partnerships will be automatically converted to shares of SeaBridge Common Stock.  Immediately after (but not before) the Effective Time, SeaBridge will transfer its wholly-owned subsidiary, SeaBridge Sub, pursuant to Section 2.11 hereunder.  As a result of the Mergers, all of the outstanding partnership interests of Delaware LLP Merger Sub, the Texas LP Merger Sub and the UGH Partnerships shall be converted or canceled in the manner provided in Section 2.06 of this Reorganization Agreement, the separate existence of Delaware LLP Merger Sub and Texas LP Merger Sub shall cease and the Delaware LLP will be the surviving partnership in the Delaware Merger (“Surviving Delaware Partnership”) and the Texas LP will be the surviving partnership in the Texas Merger (“Surviving Texas Partnership”, along with the Surviving Delaware Partnership, the “Surviving Partnerships”).

Section 2.02.  Effective Time; Closing.  As promptly as practicable after Closing (defined below), and in no event later than the first Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 7 (or such other date as may be agreed in writing by each of the Parties), the Parties shall (i) cause the Delaware Merger to be consummated by causing a certificate of merger (the “Delaware Certificate of Merger”) to become effective after filing with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in such form as is required by, and executed in accordance with the relevant provisions of Delaware Law and (ii) cause the Texas Merger to be consummated by causing a certificate of merger (the “Texas Certificate of Merger”) to become effective after filing with the Secretary of State of the State of Texas (the “Texas Secretary”) in such form as is required by, and executed in accordance with the relevant provisions of Texas Law.  Immediately prior to the Effective Time, a closing (the “Closing”) will be held at the Houston, Texas offices of Sonfield & Sonfield at 9:00 a.m., local time, or by exchange of documents via facsimile or electronic mail (with originally signed documents delivered by overnight mail the day after the Closing Date), on the first Business Day after the date on which the last of the conditions to Closing set forth in Article 7 hereof (other than conditions to be satisfied at the Closing) are fulfilled or waived by the appropriate Party, as the case may be (or such other time, date or place as the Parties may agree) (the “Closing Date”).

Exhibit 2- page 11

                Section 2.03.  Effect of the Mergers.  At the Effective Time, the effect of the Mergers shall be as provided in the applicable provisions of Delaware Law and Texas Law.

Section 2.04.  Certificate of Formation; Partnership Agreements.

(a) At the Effective Time, the certificate of formation and partnership agreement of the Texas LP, as in effect immediately prior to the Effective Time, shall be the certificate of formation and partnership agreement of the Surviving Texas Partnership, until thereafter amended as provided therein or by applicable law.

(b) At the Effective Time, the statement of qualification and partnership agreement of the Delaware LLP, as in effect immediately prior to the Effective Time, shall be the statement of qualification and partnership agreement of the Surviving Delaware Partnership, until thereafter amended as provided therein or by applicable law.

Section 2.05.  Directors and Officers.  At the Effective Time, the officers of the UGH Partnerships shall continue as the officers of the Surviving Partnerships, to hold the office or position presently held with the UGH Partnerships. The officers and directors of SeaBridge will be the persons named in the Information Statement references to Section 5.12, to hold office in accordance with the articles of incorporation and bylaws of SeaBridge until a successor is elected or appointed and has qualified or until the earliest of such director’s death, resignation, removal or disqualification, or as otherwise provided in the bylaws of SeaBridge.

Section 2.06.  Conversion of Securities.  At the Effective Time, by virtue of the Mergers and without any action on the part of the UGH Partners, Texas LP Merger Sub, Delaware LLP Merger Sub or the UGH Partnerships:

(a) The UGH Partners interest in the UGH Partnerships (the “UGH Partnership Interests”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the number of fully paid, non-assessable shares of SeaBridge Common Stock issuable to the Persons set out in Exhibit A hereto.

(b) Shares of SeaBridge Common Stock to be issued to holders of UGH Partnership Interests pursuant to Section 2.06(a) are referred to as the “Merger Consideration.”

(c) In any event, if between the date of this Reorganization Agreement and the Effective Time, the outstanding shares of SeaBridge Common Stock or UGH Partnership Interests shall have been changed into a different number of shares or interests or a different class, by reason of any declared or completed dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or interests, the Merger Consideration shall be correspondingly adjusted to the extent appropriate to reflect such dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.  Upon surrender of the UGH Partnership Interests in accordance with Section 2.07, such holder of UGH Partnership Interests shall be entitled to receive the Merger Consideration.

(d) From and after the Effective Time, all UGH Partnership Interests shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and all writings previously representing any such interests shall thereafter represent the right to receive the Merger Consideration into which such UGH Partnership Interests were converted in the Mergers upon surrender of such interests in accordance with Section 2.07.

(e) Any UGH Partnership Interests owned by SeaBridge, Texas LP Merger Sub, Delaware LLP Merger Sub or any direct or indirect wholly owned subsidiary of SeaBridge immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be

Exhibit 2- page 12

(f) made with respect thereto.

(g) Each partnership interest of Delaware LLP Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued partnership interest of the Surviving Delaware Partnership at the Effective Time, and the Surviving Delaware Partnership thereafter shall not have other equity securities.

(h) Each partnership interest of Texas LP Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued partnership interest of the Surviving Texas Partnership at the Effective Time, and the Surviving Texas Partnership thereafter shall not have other equity securities.

(i) In addition to the shares of SeaBridge Common Stock to be issued to holders of UGH Partnership Interests pursuant to Section 2.06(a), SeaBridge will enter into an agreement with each UGH Partner to register up to 20% of the UGH Partner’s shares of SeaBridge Common Stock in the event SeaBridge undertakes an underwritten public offering of its common stock.  The agreement between SeaBridge and each UGH Partner will be substantially in the form of agreement attached as Exhibit G (“Registration Rights Agreement”).

Section 2.07.  Exchange of UGH Partnership Interests.

(a) At the Closing, each holder of record of a UGH Partnership Interest which immediately prior to the Effective Time represented Outstanding UGH Partnership Interests shall tender such UGH Partnership Interests to SeaBridge or its designated transfer or exchange agent along with a completed and executed transmittal letter substantially in the form of Exhibit D (“Transmittal Letter”), along with such other documents as SeaBridge may reasonably request.  Upon surrender of a UGH Partnership Interest for cancellation to SeaBridge together with a completed and executed Transmittal Letter and such duly executed documents as may be required, the holder of such UGH Partnership Interest shall be entitled to receive in exchange therefore the Merger Consideration which such holder has the right to receive in respect of UGH Partnership Interests formerly represented by such UGH Partnership Interests, together with any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(b).  The surrendered UGH Partnership Interests shall then be marked canceled.  In the event of a transfer of ownership of UGH Partnership Interests which is not registered in the transfer records of the UGH Partnerships, the Merger Consideration may be paid in accordance with Article 2 to the transferee if the UGH Partnership Interests are presented to SeaBridge, accompanied by a completed and executed Transmittal Letter along with all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.07(a), each UGH Partnership Interest shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.07(b).  No interest shall be paid on the Merger Consideration.

(b) No dividends or other distributions declared or made after the Effective Time with respect to SeaBridge Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered UGH Partnership Interest until the holder of such UGH Partnership Interest shall surrender such UGH Partnership Interest.  Subject to the effect of applicable laws, following surrender of any such UGH Partnership Interest, there shall be paid to the holder of such UGH Partnership Interest, in addition to the shares of SeaBridge Common Stock as provided in Section 2.07(a), without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of SeaBridge Common Stock evidenced by such UGH Partnership Interest.

(c) The Merger Consideration issued or paid upon conversion of the Outstanding UGH Partnership Interests in accordance with the terms hereof (including any cash paid or other distributions pursuant to Sections 2.07(b) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such UGH Partnership Interests.

Exhibit 2- page 13

(d) Neither SeaBridge nor the Surviving Partnerships shall be liable to the UGH Partnerships for any Merger Consideration (or dividends or distributions with respect thereto) which remains undistributed to the holders of UGH Partnership Interests for one year after the Effective Time and is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e) If the representation of ownership of a UGH Partnership Interest shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the UGH Partner claiming such UGH Partnership Interest to be lost, stolen or destroyed and, if required by SeaBridge, the posting by such UGH Partner of a bond in such reasonable amount as SeaBridge may direct as indemnity against any claim that may be made against it with respect to such UGH Partnership Interest, SeaBridge will issue in exchange for such lost, stolen or destroyed UGH Partnership Interest the Merger Consideration, and unpaid dividends and distributions on the Merger Consideration deliverable in respect thereof pursuant to this Reorganization Agreement.

(f)           No certificates or script evidencing fractional shares of SeaBridge Common Stock shall be issued upon the surrender for exchange of UGH Partnership Interests, but in lieu thereof each equity holder of the UGH Partnerships who would otherwise be entitled to receive a fraction of a share of SeaBridge Common Stock, after aggregating all fractional shares of SeaBridge Common Stock which such holder would be entitled to receive under Section 2.06, shall receive the next larger number of whole shares of SeaBridge Common Stock to which such holder would otherwise be entitled.

Section 2.08.  UGH Partnership Transfer Books.  At the Effective Time, the partnership transfer books of the UGH Partnerships shall be closed and there shall be no further registration of transfers of UGH Partnership Interests thereafter on the records of the UGH Partnerships.  On or after the Effective Time, any UGH Partnership Interests presented to SeaBridge for any reason shall be converted into the Merger Consideration, and any dividends or other distributions to which they are entitled pursuant to Section 2.07(b) in accordance with the terms of this Reorganization Agreement.

Section 2.09.  Dissenting UGH Partners.  UGH Partnership Interests with respect to the Delaware LLP that have not been voted for adoption of the merger and with respect to which dissenter’s rights have been properly demanded in accordance with Delaware Law (“Dissenting UGH Partners”), shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws his demand for dissenter’s rights or becomes ineligible of dissenter’s rights.  If a Dissenting UGH Partner withdraws his demand for dissenter’s rights or becomes ineligible of dissenter’s rights, then, as of the Effective Time or the occurrence of such event, whichever later occurs such Dissenting UGH Partner shall cease to be a Dissenting UGH Partner and shall be entitled to receive the Merger Consideration.

Section 2.11.  Transfer and Divestiture of SeaBridge Sub.

(a) Immediately after the Effective Time SeaBridge shall divest all of its interest in SeaBridge Sub, by transfer to Persons designated by Michael D. Shea and shall have paid or discharged any SeaBridge obligations of any kind or character, direct or contingent, such that there are no outstanding liabilities (the “Divestiture”).  The consideration received by SeaBridge for the transfer of SeaBridge Sub shall be the cancellation of 135,000,000, issued and outstanding shares of SeaBridge Common Stock presently issued and outstanding (the “Divestiture Consideration”).  In connection with the exchange of issued and outstanding shares of SeaBridge Common Stock for 100% of the equity of SeaBridge Sub, SeaBridge and the holders SeaBridge Common Stock will execute a “Transmittal Letter to SeaBridge Shareholders” (so defined) substantially in the form of Exhibit H.

(b) During the period commencing upon the execution of this Reorganization Agreement until the Divestiture Closing Date, SeaBridge Sub agrees that it will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the SeaBridge Common Stock constituting the Divestiture Consideration or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of

Exhibit 2- page 14

(c) ownership of such SeaBridge Common Stock.

(d) Upon the execution of this Reorganization Agreement, SeaBridge Sub shall immediately deliver to SeaBridge all of the SeaBridge Common Stock constituting the Divestiture Consideration which shall be held in escrow by SeaBridge or its designated representatives until the closing of the Divestiture.  At the closing of the Divestiture, all of the SeaBridge Common Stock constituting the Divestiture Consideration shall be cancelled in accordance with this Section 2.11.

(e) At the closing of the Divestiture, SeaBridge Sub shall deliver a certificate to SeaBridge and the UGH Partnerships certifying that (i) the representations and warranties by SeaBridge Sub set forth in Article 4 shall be true and correct in all material respects at and as of the Divestiture Closing Date (or in all respects in the case of any representation or warranty containing any materiality qualification); (ii) SeaBridge Sub has performed and complied with all of its covenants hereunder in all material respects through the Divestiture Closing Date and (iii) no action, suit, or proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (a) prevent consummation by SeaBridge Sub of any of the transactions contemplated by Section 2.11 of this Reorganization Agreement or (b) cause any of the transactions contemplated by Section 2.11 of this Reorganization Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

Section 2.12.  Additional Covenants and Agreements.

(a) The Parties will cause to be executed and filed and recorded any document or documents prescribed by Delaware Law or Texas Law and agree that they will cause to be performed all necessary acts within the State of Delaware, the State of Texas and elsewhere to effectuate the mergers herein provided for.

(b) SeaBridge will appoint the officers and directors, each acting alone, as its true and lawful attorneys in fact to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Reorganization Agreement.

(c) At the Effective Time, SeaBridge will deliver a certificate representing 3,000 shares of Series B Preferred Stock, par value $.001 per share, of SeaBridge along with a stock power and any other documents reasonably required to effect transfer to the Hassan Chahadeh, M.D..

(d) . At the Effective Time, each then outstanding option to purchase SeaBridge capital stock granted by the SeaBridge, shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be cancelled and of no further force or effect.

Exhibit 2- page 15

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF UGH PARTNERSHIPS

The UGH Partnerships represent and warrant to SeaBridge that, to their respective Knowledge, the statements contained in this Article 3 are correct and complete in all respects as of the date of this Reorganization Agreement and will be correct and complete in all respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Reorganization Agreement throughout this Article 3), except as set forth in the disclosure schedule delivered by the UGH Partnerships to SeaBridge on the date hereof (the “UGH Partnerships Disclosure Schedule”).  Any disclosure in the UGH Partnerships Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, if the UGH Partnerships Disclosure Schedule identifies the exception with reasonable particularity, describes the relevant facts in reasonable detail and identifies the subsection of this Article 3 to which the exception applies.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The UGH Partnerships Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3.

Section 3.01.  Organization, Qualification and Partnership Power.  The Delaware LLP is a limited liability partnership duly organized, validly existing, and in good standing under Delaware Law.  The Texas LP is a limited partnership duly organized, validly existing, and in good standing under Texas Law.  Each of the UGH Partnerships is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Each of the UGH Partnerships has full partnership power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged, to own and use the properties owned and used by it and to execute and deliver this Reorganization Agreement and to perform its obligations hereunder and to consummate the Mergers and the transactions contemplated thereby.  Section 3.01 of the UGH Partnerships Disclosure Schedule lists the directors and officers of the UGH Partnerships.  Except as set forth on Section 3.01 of the UGH Partnerships Disclosure Schedule, each of the UGH Partnerships does not have and never has had any equity or ownership interests in any corporation, partnership, joint venture, limited liability company or other legal entity.  The execution and delivery of this Reorganization Agreement and the other agreements, documents and instruments executed in connection herewith to which the UGH Partnerships are a party and the consummation by the UGH Partnerships of the transactions contemplated hereby have been duly and validly authorized by all necessary partnership action and no other partnership proceedings on the part of the UGH Partnerships are necessary to authorize this Reorganization Agreement or such other agreements, documents and instruments or to consummate the Mergers and the transactions contemplated thereby (other than the filing and recordation of the Delaware Certificate of Merger with the Delaware Secretary as required by Delaware Law and filing and recordation of the Texas Certificate of Merger with the Texas Secretary as required by Texas Law).  The Reorganization Agreement and the other agreements, documents and instruments executed in connection herewith to which the UGH Partnerships are a party has been duly and validly executed and delivered by the UGH Partnerships and constitute a legal, valid and binding obligation of the UGH Partnerships, enforceable against the UGH Partnerships in accordance with their respective terms.  The minute books (containing the records of meetings of the UGH Partners and any committees of the UGH Partnerships) and the partnership record books of each of the UGH Partnerships are correct and complete.  None of the UGH Partnerships is in default under or in violation of any provision of its partnership agreement.

Section 3.02.  Noncontravention.  Except as set out on Section 3.02 of the UGH Partnerships Disclosure Schedule, neither the execution and the delivery of this Reorganization Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the UGH Partnerships are subject or any provision of its partnership agreement or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the UGH Partnerships are a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  None of the UGH Partnerships needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Reorganization Agreement, other than the filing and recordation of the Delaware Certificate of Merger with the Delaware Secretary and filing and recordation of the Texas Certificate of Merger with the Texas Secretary.

Section 3.03.  Capitalization. Section 3.03 of the UGH Partnerships Disclosure Schedule sets out the outstanding UGH Partnership Interests of the UGH Partnerships.  All of the Outstanding UGH Partnership Interests have been duly authorized, are validly issued, fully paid, and nonassessable.  Except as set forth in Section 3.03(a) of the UGH Partnerships Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the UGH Partnerships to issue, sell, or otherwise cause to become outstanding any of its UGH Partnership Interests.  Other than the Outstanding UGH Partnership Interests, there is no outstanding or authorized appreciation, profit participation, or similar rights with respect to the UGH Partnerships.  Except as set forth in Section 3.03(b) of the UGH Partnerships Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the UGH Partnership Interests of the UGH Partnerships.  Section 3.03(a) of the UGH Partnerships Disclosure Schedule shall set forth the date of grant, exercise price, number of UGH Partnership Interests exercisable for and the expiration date for each outstanding option, warrant and other convertible security of the UGH Partnerships.  Section 3.03(c) of the UGH Partnerships Disclosure Schedule shall set forth each outstanding option, warrant and other convertible security of UGH Partnerships that is subject to registration rights.

Exhibit 2- page 16

Section 3.04.  Brokers’ Fees.  None of UGH Partners or UGH Partnerships has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Reorganization Agreement.

Section 3.05.  Title to Assets. Except as set forth in Section 3.05 of the UGH Partnerships Disclosure Schedule, the UGH Partnerships have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the UGH Partnerships Balance Sheet (as defined in Section 3.07) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the UGH Partnerships Balance Sheet.

Section 3.06.  Subsidiaries. Section 3.06 of the UGH Partnerships Disclosure Schedule sets forth for each Subsidiary of the UGH Partnerships (i) its name and jurisdiction of organization, (ii) the description of its equity interests, and (iii) the number of issued and outstanding equity interests, the names of the holders thereof, and the amount of equity interests held by each such holder.

Section 3.07.  Financial Statements.

(a)           The unaudited balance sheet and statement of income and cash flow (“UGH Partnerships Most Recent Financial Statements”) as of and for the year ended December 31, 2010 for the UGH Partnerships have been prepared in accordance with GAAP applied on a consistent basis and present fairly the financial condition of the UGH Partnerships as of such dates and the results of operations of the UGH Partnerships for such periods; provided, however, that the UGH Partnerships Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

(b)           Except to the extent set forth on the unaudited consolidated balance sheet of the UGH Partnerships as of December 31, 2010, including the notes to the audited financial statements of which such balance sheet is a part, for the year ended December 31, 2010 (the “UGH Partnerships Balance Sheet”), the UGH Partnerships have no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles applied on a consistent basis.

(c)           Except as set forth herein or in Section 3.07 of the UGH Partnerships Disclosure Schedule, since December 31, 2010, there has not been any material adverse change in the financial condition of the UGH Partnerships.

Section 3.08.  Undisclosed Liabilities.   Except as set forth in Section 3.08 of the UGH Partnerships Disclosure Schedule, none of the UGH Partnerships have any liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any liability, except for liabilities set forth on the face of the UGH Partnerships Balance Sheet (rather than in any notes thereto).

Section 3.09.  Legal Compliance. Except as set forth herein or in Section 3.09 of the UGH Partnerships Disclosure Schedule each of the UGH Partnerships and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including all import and export laws relating to its products and business and the payment of all customs duties or other official charges incurred, due or owed by the UGH Partnerships and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

Exhibit 2- page 17

Section 3.10.  Real Property.  Except as set forth in Section 3.10 of the UGH Partnerships Disclosure Schedule, the UGH Partnerships own good and defensible title to all real property used in the operation of its business.

Section 3.11.  Tangible Assets.  The tangible assets that the UGH Partnerships own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose for which it presently is used.

Section 3.12.  Intentionally Omitted.

Section 3.13.  Employees. None of the UGH Partnerships is a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years.  None of the UGH Partnerships have committed any unfair labor practice.  None of the UGH Partnerships or management of the UGH Partnerships has any Knowledge of any organizational effort presently being made or Threatened by or on behalf of any labor union with respect to employees of the UGH Partnerships.

Section 3.14.  Guaranties. None of the UGH Partnerships is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

Section 3.15.  Certain Business Practices.  The UGH Partnerships and, to the Knowledge of the UGH Partnerships and each director, officer, authorized agent or employee of the UGH Partnerships have not, directly or indirectly, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) violated any of the provisions of Section 999 of the Code or Section 8 of the Export Administration Act, as amended.

Section 3.16.  Parachute Payments. The UGH Partnerships have not entered into any agreement that would result in the making of “parachute payments,” as defined in Section 280G of the Code, to any Person.

Section 3.17.  Intentionally Omitted.

Section 3.18.  Environment, Health, and Safety.

(a) Each of the UGH Partnerships is, and at all times has been, in full compliance with, and has not been and is not in Contravention of or liable under, any Environmental Law or Occupational Safety and Health Law.  None of the UGH Partnerships has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or other Person acting in the public interest, or (ii) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which any of the UGH Partnerships has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by the UGH Partnerships or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or Threatened, claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law, with respect to or affecting any Facilities or any other properties and assets (whether real, personal, or mixed) in which any of the UGH Partnerships has or had an interest.

Exhibit 2- page 18

(c) None of the UGH Partnerships has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any actual, alleged, possible or potential Contravention of or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any actual, alleged, possible or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which any of the UGH Partnerships had an interest, or with respect to any property or facility to or by which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by any of the UGH Partnerships or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.  Neither the UGH Partnerships nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to any Facility or with respect to any other property or asset (whether real, personal, or mixed) in which any of the UGH Partnerships (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.

(d) There has been no Release or, to the UGH Partnerships’ Knowledge, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal, or mixed) in which any of the UGH Partnerships has or had an interest, or any geologically or hydrologically adjoining property, whether by any of the UGH Partnerships or any other Person.

(e) The UGH Partnerships have delivered or made available to SeaBridge true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any of the UGH Partnerships pertaining to Hazardous Materials or Hazardous Activities in, on, or under any Facilities, or concerning compliance by any of the UGH Partnerships or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF SEABRIDGE AND SEABRIDGE SUB

SeaBridge and SeaBridge Sub jointly and severally represent and warrant to the UGH Partnerships that the statements contained in this Article 4 are correct and complete in all respects as of the date of this Reorganization Agreement and will be correct and complete in all respects as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Reorganization Agreement throughout this Article 4), except as set forth in the disclosure schedule delivered by SeaBridge to the UGH Partnerships on the date hereof (the “SeaBridge Disclosure Schedule”); provided, that with respect to any representation or warranty made by SeaBridge Sub, any such representation or warranty shall also be correct and complete in all respects as of the Divestiture Closing Date.  Any disclosure in the SeaBridge Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, if the SeaBridge Disclosure Schedule identifies the exception with reasonable particularity, describes the relevant facts in reasonable detail and identifies the subsection of this Article 4 to which the exception applies.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  The SeaBridge Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article.

Section 4.01.  Organization, Qualification, and Corporate Power.  Each of SeaBridge and SeaBridge Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of SeaBridge and SeaBridge Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.  Each of SeaBridge and SeaBridge Sub has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged, to own and use the properties owned and used by it and to execute and deliver this Reorganization Agreement and to perform its obligations hereunder and to consummate the Mergers and the transactions contemplated thereby.  Section 4.01 of the SeaBridge Disclosure Schedule lists the directors and officers of SeaBridge and SeaBridge Sub.  Except as set forth on Section 4.01 of the SeaBridge Disclosure Schedule, each of SeaBridge and SeaBridge Sub does not have and never has had any equity or ownership interests in any corporation, partnership, joint venture, limited liability company or other legal entity.  The execution and delivery of this Reorganization Agreement by SeaBridge and SeaBridge Sub and the other agreements, documents and instruments executed in connection herewith to which SeaBridge or SeaBridge Sub is a party and the consummation by SeaBridge and SeaBridge Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of SeaBridge or SeaBridge Sub are necessary to authorize this Reorganization Agreement or such other agreements, documents and instruments or to consummate the Mergers and the transactions contemplated thereby (other than the filing and recordation of the Delaware Certificate of Merger with the Delaware Secretary by Delaware LLP Merger Sub as required by Delaware Law and filing and recordation of the Texas Certificate of Merger with the Texas Secretary by Texas LP Merger Sub as required by Texas Law).  This Reorganization Agreement and the other agreements, documents and instruments executed in connection herewith to which SeaBridge or SeaBridge Sub is a party has been duly and validly executed and delivered by SeaBridge and SeaBridge Sub and constitute a legal, valid and binding obligation of SeaBridge and SeaBridge Sub, enforceable against SeaBridge and SeaBridge Sub in accordance with their respective terms.  The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of SeaBridge and SeaBridge Sub are correct and complete.  Each of SeaBridge and SeaBridge Sub is not in default under or in violation of any provision of its respective charter or bylaws.  The copies of the charter and bylaws of SeaBridge and SeaBridge Sub (and all amendments thereto) delivered to the UGH Partnerships prior to Closing are complete and correct copies of the charter and bylaws of SeaBridge and SeaBridge Sub in effect on the date hereof.

Exhibit 2- page 19

Section 4.02.  Capitalization. Section 4.02 of the SeaBridge Disclosure Schedule lists the outstanding warrants to purchase common stock of SeaBridge and reflects, as of the Effective Time, the capitalization of SeaBridge before and after the Divestiture described in Section 2.11,  including: (i) the number of authorized shares of SeaBridge Common Stock, (ii) the number of issued and outstanding shares of SeaBridge Common Stock, (iii) the number of authorized shares of SeaBridge Preferred Stock, (iv) the number and designation of issued and outstanding shares of SeaBridge Preferred Stock, (v) the date of grant, exercise price, number of shares of SeaBridge Common Stock exercisable for and the expiration date for each outstanding option, warrant and other convertible security of SeaBridge, (vi) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SeaBridge to issue, sell, or otherwise cause to become outstanding any of its capital stock, (vii) each outstanding option, warrant and other convertible security of SeaBridge that is subject to registration rights, (viii) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights.  No SeaBridge Common Stock shares were held in treasury.  All of the issued and outstanding shares of SeaBridge Common Stock have been duly authorized, are validly issued, fully paid and nonassessable and not subject to preemptive rights.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of SeaBridge.

Section 4.03.  Noncontravention. Neither the execution and the delivery of this Reorganization Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SeaBridge or SeaBridge Sub is subject or any provision of the charter or bylaws of SeaBridge or SeaBridge Sub or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which SeaBridge or SeaBridge Sub is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).  Except as set forth on Section 4.03 of the SeaBridge Disclosure Schedule, no registration, qualification, notice, consent, approval or authorization to, with or from any Person is required in connection with the execution, delivery and performance of this Reorganization Agreement by SeaBridge or its Subsidiaries or in connection with the transactions contemplated by this Reorganization Agreement (including the transactions contemplated under Section 2.11), other than the filing and recordation of the Delaware Certificate of Merger with the Delaware Secretary and filing and recordation of the Texas Certificate of Merger with the Texas Secretary.

        Section 4.04.  Brokers’ Fees.  Except as set forth  in Section 4.04 of the SeaBridge Disclosure Schedule, each of SeaBridge and SeaBridge Sub has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Reorganization Agreement.

Section 4.05.  Title to Assets.   Each of SeaBridge and SeaBridge Sub has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the SeaBridge Balance Sheet (as defined in Section 4.07) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the SeaBridge Balance Sheet.

Section 4.06.  Subsidiaries.  Section 4.06 of the Disclosure Schedule sets forth (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury.  All of the issued and outstanding shares of capital stock of each Subsidiary of SeaBridge have been duly authorized and are validly issued, fully paid, and nonassessable.  SeaBridge holds of record and owns beneficially all of the outstanding shares of each Subsidiary of SeaBridge, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SeaBridge to sell, transfer, or otherwise dispose of any capital stock of SeaBridge Sub or that could require SeaBridge Sub to issue, sell, or otherwise cause to become outstanding any of its own capital stock.  There is no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to SeaBridge.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of SeaBridge.  SeaBridge does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of SeaBridge.

Section 4.07.  SEC Filings; Financial Statements.

(a) Prior to the Closing Date, SeaBridge will have filed all forms, reports, statements and documents (collectively, the “SEC Reports”) required to be filed by it with the SEC.  The SEC Reports, after giving effect to any amendments thereto, (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations then in effect thereunder and (ii) did not, at the time they were filed or furnished (and if amended or superseded by a filing prior to the date of this Reorganization Agreement, then on the date of such amended or superseding filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary of SeaBridge is currently required to file any form, report or other document with the SEC.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SEC Reports (i) are in accordance with the books and records of SeaBridge; (ii) present fairly and accurately the financial condition of SeaBridge, and its consolidated Subsidiaries as of the dates of the balance sheets; (iii) present fairly and accurately the results of operations for the periods covered by such statements; (iv) present fairly and accurately the changes in stockholders’ equity and cash flows for the periods covered by such statements; (v) have been prepared in accordance with GAAP applied on a consistent basis; (vi) include all adjustments (consisting of only normal recurring accruals which are necessary for a fair presentation of the financial condition of SeaBridge and its consolidated Subsidiaries, and of the results of operations of SeaBridge and its consolidated Subsidiaries for the periods covered by such statements; and (vii) fully comply with all requirements of SEC Regulation S-K and all applicable securities laws, and each fairly presented the financial position, results of operations and changes in stockholders’ equity and cash flows of SeaBridge and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein.

Exhibit 2- page 20

(c) Except to the extent set forth on the audited consolidated balance sheet of SeaBridge as of December 31, 2010, including the notes to the audited financial statements of which such balance sheet is a part and which is included in SeaBridge’s Form 10-K for the year ended December 31, 2010 (the “SeaBridge Balance Sheet”), and any subsequent quarterly filings on Form 10-K neither SeaBridge nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected on a balance sheet, or in the notes thereto, prepared in accordance with generally accepted accounting principles applied on a consistent basis.

(d) SeaBridge has heretofore made available to the UGH Partnerships, true, complete and correct copies of all amendments and modifications (if any) that have not been filed by SeaBridge with the SEC to all agreements, documents and other instruments that previously had been filed by SeaBridge as exhibits to the SEC Reports and are currently in effect.

Section 4.08.  Absence of Certain Changes or Events. Since December 31, 2010, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of SeaBridge or its Subsidiaries.  Without limiting the generality of the foregoing, since that date:

(a) each of SeaBridge and SeaBridge Sub has not sold, leased, transferred, or assigned any material assets, tangible or intangible, outside the Ordinary Course of Business;

(b) each of SeaBridge and SeaBridge Sub has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business;

(c) no party (including SeaBridge or SeaBridge Sub) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which SeaBridge or SeaBridge Sub is a party or by which any of them is bound;

(d) each of SeaBridge and SeaBridge Sub has not imposed any Security Interest upon any of its respective assets, tangible or intangible;

(e) each of SeaBridge and SeaBridge Sub has not made any capital expenditures (or series of related capital expenditures) in excess of $10,000;

(f) except as set forth in Section 4.08(f) of the SeaBridge Disclosure Schedule, each of SeaBridge and SeaBridge Sub has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

(g) each of SeaBridge and SeaBridge Sub has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations either involving more than $5,000 singly or $10,000 in the aggregate;

(h) each of SeaBridge and SeaBridge Sub has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(i) there has been no change made or authorized in the charter or bylaws of SeaBridge or SeaBridge Sub;

(j) (j)           each of SeaBridge and SeaBridge Sub has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its respective capital stock, other than transactions identified in Section 4.08(j) of the SeaBridge Disclosure Schedule;

(k) except as set forth in Section 4.08(k) of the SeaBridge Disclosure Schedule, each of

Exhibit 2- page 21

(l) SeaBridge and SeaBridge Sub has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(m) each of SeaBridge and SeaBridge Sub has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its respective assets, properties and Facilities;

(n) except as set forth in Section 4.08(m) of the SeaBridge Disclosure Schedule, each of SeaBridge and SeaBridge Sub has not made any loan to, or entered into any other transaction with, any of its respective directors, officers, and employees;

(o) each of SeaBridge and SeaBridge Sub has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any such existing contract or agreement;

(p) each of SeaBridge and SeaBridge Sub has not granted any increase in the base compensation of any of its respective directors or officers or any of its other employees outside the Ordinary Course of Business;

(q) each of SeaBridge and SeaBridge Sub has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its respective directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(r) each of SeaBridge and SeaBridge Sub has not made any other change in employment terms for any of its respective directors, officers, and employees;

(s) except as set forth in Section 4.08(r) of the SeaBridge Disclosure Schedule, each of SeaBridge and SeaBridge Sub has not delayed or postponed the payment of accounts payable and other liabilities outside the Ordinary Course of Business;

(t) each of SeaBridge and SeaBridge Sub has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;

(u) each of SeaBridge and SeaBridge Sub has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(v) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving SeaBridge or SeaBridge Sub; and

(w) each of SeaBridge and SeaBridge Sub has not committed to any of the foregoing.

Section 4.09.  Undisclosed Liabilities.   Each of SeaBridge, its Subsidiaries, and their respective predecessors has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against SeaBridge its Subsidiaries, or their respective predecessors giving rise to any liability, except for liabilities set forth on the face of the SeaBridge Balance Sheet (rather than in any notes thereto).

Section 4.10.  Legal Compliance. Each of SeaBridge, its Subsidiaries, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), including all import and export laws relating to its products and business and the payment of all customs duties or other official charges incurred, due or owed by SeaBridge or its Subsidiaries, and no action, suit,

Exhibit 2- page 22

proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

Section 4.11.  Tax Matters.

(a) Each of SeaBridge, its Subsidiaries, and their respective predecessors has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns that it was required to file.  All such Tax Returns were complete and accurate in all respects.  All Taxes owed by each of SeaBridge, its Subsidiaries, and their respective predecessors (whether or not shown on any Tax Return) have been paid.  Each of SeaBridge, its Subsidiaries, and their respective predecessors is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where each of SeaBridge, its Subsidiaries, and their respective predecessors does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Security Interests on any of the assets of SeaBridge, its Subsidiaries, or their respective predecessors that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) Each of SeaBridge, its Subsidiaries, and their respective predecessors has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) No director or officer (or employee responsible for Tax matters) of SeaBridge, its Subsidiaries, and their respective predecessors expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute, claim, notice or inquiry concerning any Tax liability of SeaBridge, its Subsidiaries, or their respective predecessors either claimed or raised by any authority in writing or as to which any of the directors and officers (and employees responsible for Tax matters) of SeaBridge, its Subsidiaries, or their respective predecessors has Knowledge based upon personal contact with any agent of such authority.  There are no matters under discussion between SeaBridge, its Subsidiaries, or their respective predecessors and any governmental authority regarding claims for additional Taxes or assessments with reference to SeaBridge, its Subsidiaries, or their respective predecessors or the business or property of SeaBridge, its Subsidiaries, or their respective predecessors.

(d) Section 4.11(d) of the SeaBridge Disclosure Schedule (i) lists all federal, state, local, and foreign Tax Returns filed with respect to SeaBridge, its Subsidiaries, and their respective predecessors for taxable periods ended on or after December 31, 2009, (ii) indicates those Tax Returns that have been audited, and (iii) indicates those Tax Returns that currently are the subject of audit.  SeaBridge has delivered to the UGH Partnerships correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by SeaBridge or its Subsidiaries since December 31, 2009.  Each of SeaBridge, its Subsidiaries, and their respective predecessors has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Each of SeaBridge, its Subsidiaries, and their respective predecessors has not filed consent under Code Section 341(f) concerning collapsible corporations.  Each of SeaBridge, its Subsidiaries, and their respective predecessors has not made any payments, is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.  Each of SeaBridge, its Subsidiaries, and their respective predecessors has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Each of SeaBridge, its Subsidiaries, and their respective predecessors has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  Each of SeaBridge, its Subsidiaries, and their respective predecessors is not a party to any Tax allocation or sharing agreement.  Each of SeaBridge, its Subsidiaries, and their respective predecessors (i) has not been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a consolidated federal Tax Return that includes the Subsidiaries of SeaBridge) or (ii) has no liability for the Taxes of any Person (other than for SeaBridge or

Exhibit 2- page 23

(f) any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) Section 4.11(f) of the SeaBridge Disclosure Schedule sets forth estimates of the following information with respect to SeaBridge (or, in the case of clause (B) below, with respect to each of the Subsidiaries and their respective predecessors) as of the most recent practicable date: (A) the basis of SeaBridge or its Subsidiary in its respective assets; (B) the basis of the stockholder(s) of its Subsidiaries in its respective stock; (C) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to SeaBridge or its Subsidiaries; and (D) the amount of any deferred gain or loss allocable to SeaBridge or its Subsidiaries arising out of any Deferred Intercompany Transaction.

(h) The unpaid Taxes of each of SeaBridge, its Subsidiaries, and their respective predecessors (i) did not, as of December 31, 2010, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the SeaBridge Balance Sheet (rather than in any notes thereto) and (ii) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of SeaBridge and its Subsidiaries in filing their Tax Returns.

Section 4.12.  Real Property.  Section 4.12 of the SeaBridge Disclosure Schedule lists and describes briefly all real property owned, leased or subleased to SeaBridge or SeaBridge Sub.  SeaBridge and SeaBridge Sub has delivered to the UGH Partnerships correct and complete copies of the leases and subleases listed in Section 4.12 of the SeaBridge Disclosure Schedule (as amended to date).

Section 4.13.  Intellectual Property.

(a) The Intellectual Property of SeaBridge and SeaBridge Sub does not interfere with, infringe upon, misappropriate, or violate any Intellectual Property rights of third parties, and none of the directors and officers of SeaBridge and SeaBridge Sub has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that SeaBridge or SeaBridge must license or refrain from using any Intellectual Property rights of any third party).  No third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of SeaBridge or SeaBridge Sub.

(b) Section 4.13(b) of the SeaBridge Disclosure Schedule identifies each license, sublicense, agreement, or permission granted by SeaBridge or its Subsidiaries to any third party relating to Intellectual Property of SeaBridge or its Subsidiaries.

Section 4.14.  Tangible Assets.  The buildings, machinery, equipment, and other tangible assets that SeaBridge and SeaBridge Sub own and lease are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose for which it presently is used .

Section 4.15.  Contracts.  Section 4.15 of the SeaBridge Disclosure Schedule lists the following contracts and other agreements (oral or written) to which SeaBridge or any of its Subsidiaries is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in monthly excess of $5,000;

(b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration in excess of $5,000;

Exhibit 2- page 24

(c) any agreement concerning a partnership or joint venture;

(d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(e) any agreement concerning confidentiality or noncompetition;

(f) any agreement, contract or understanding (including any agreement, contract or understanding evidencing any outstanding indebtedness or other similar obligations to SeaBridge or its Subsidiaries) with any director, officer, Affiliate or “associate” (as such term is defined in Rule 12b-2 under the Exchange Act) of SeaBridge or its Subsidiaries;

(g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h) any collective bargaining agreement;

(i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

(j) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of SeaBridge or any of its Subsidiaries; and

(l) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

SeaBridge and SeaBridge Sub have delivered to the UGH Partnerships a correct and complete copy of each written agreement listed in Section 4.15 of the SeaBridge Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4.15 of the SeaBridge Disclosure Schedule.  With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

Section 4.16.  Notes and Accounts Receivable.   All notes and accounts receivable of SeaBridge and its Subsidiaries listed on Section 4.16 of the SeaBridge Disclosure Schedule are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the SeaBridge Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions in the Ordinary Course of Business through the Closing Date.  With respect to the accounts receivable listed on Section 4.16 of the SeaBridge Disclosure Schedule, no chargeback allowance or cooperative advertising allowance or related liability exists that is not fully and accurately reflected in such accounts receivable.

Section 4.17.  Intentionally Omitted.

Exhibit 2- page 25

Section 4.18.  Insurance.  Section 4.18 of the SeaBridge Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) with respect to which SeaBridge and SeaBridge Sub has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 3 years:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c) the policy number and the period of coverage;

(d) the scope (including an indication of whether the coverage is on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(e) a description of any retroactive premium adjustments or other loss- sharing arrangements.

With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither SeaBridge nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.  Each of SeaBridge and its Subsidiaries has been covered during the past 3 years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.  Section 4.18 of the SeaBridge Disclosure Schedule describes any self-insurance arrangements affecting SeaBridge or its Subsidiaries.

Section 4.19.  Litigation.  Section 4.19 of the SeaBridge Disclosure Schedule sets forth each instance in which each of SeaBridge and its Subsidiaries (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to its respective Knowledge, is Threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4.19 of the SeaBridge Disclosure Schedule could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of SeaBridge or its Subsidiaries.  Each of SeaBridge, its Subsidiaries and the directors and officers (and employees with responsibility for litigation matters) of SeaBridge has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or Threatened against SeaBridge.

Section 4.20.  Employees.  SeaBridge and its Subsidiaries (other than SeaBridge Sub) have no employees.  SeaBridge Sub is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years.  SeaBridge Sub has not committed any unfair labor practice.  Neither SeaBridge Sub nor its management has any Knowledge of any organizational effort presently being made or Threatened by or on behalf of any labor union with respect to employees of SeaBridge Sub.

Section 4.21.  Employee Benefits.

(a) None of SeaBridge and its Subsidiaries maintains or contributes, or has ever maintained or contributed to any Employee Benefit Plan.

(b) None of SeaBridge, its Subsidiaries and the other stockholders of the Controlled Group of Corporations that includes SeaBridge contributes to, ever has contributed to, or ever has been required to

Exhibit 2- page 26

(c) contribute to any Multiemployer Plan or has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any withdrawal liability, under any Multiemployer Plan.

(d) None of SeaBridge and its Subsidiaries maintains or ever has maintained or contributes, ever has contributed, or ever has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

(e) No former employee, officer or director of SeaBridge or its Subsidiaries have any outstanding agreement, contract or understanding that provides for bonus payments to any Person.

Section 4.22.  Guaranties.  None of SeaBridge or its Subsidiaries is a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

Section 4.23.  Environment, Health, and Safety.

(a) Each of SeaBridge and its Subsidiaries is, and at all times has been, in full compliance with, and has not been and is not in Contravention of or liable under, any Environmental Law or Occupational Safety and Health Law.  Neither SeaBridge or its Subsidiaries has any basis to expect, nor has it or any other Person for whose conduct SeaBridge or its Subsidiaries are or may be held responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or other Person acting in the public interest, or (ii) the current or prior owner or operator of any Facility, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which SeaBridge, its Subsidiaries or their respective predecessors have had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by SeaBridge, its Subsidiaries or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(b) There are no pending or Threatened, claims, Encumbrances or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law, with respect to or affecting any Facilities or any other properties and assets (whether real, personal, or mixed) in which SeaBridge, its Subsidiaries or their respective predecessors have or had an interest.

(c) Neither SeaBridge or its Subsidiaries has any basis to expect, nor has it or any other Person for whose conduct SeaBridge or its Subsidiaries are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any actual, alleged, possible or potential Contravention of or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any actual, alleged, possible or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal, or mixed) in which SeaBridge, its Subsidiaries or their respective predecessors had an interest, or with respect to any property or Facility to or by which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by SeaBridge, its Subsidiaries, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.  Neither SeaBridge, its Subsidiaries or their respective predecessors, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to any Facility or with respect to any other property or asset (whether real, personal, or mixed) in which SeaBridge, its Subsidiaries (or their respective predecessors), has or had an interest, or at any

Exhibit 2- page 27

(d) property geologically or hydrologically adjoining any Facility or any such other property or asset.

(e) There are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of any Facility or such adjoining property, or incorporated into any structure therein or thereon.  None of SeaBridge, its Subsidiaries or any other Person for whose conduct they are or may be held responsible, or any other Person has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or other property or asset (whether real, personal, or mixed) in which SeaBridge has or had an interest.

(f) There has been no Release or, to SeaBridge’s or SeaBridge Sub's Knowledge, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal, or mixed) in which SeaBridge, its Subsidiaries (or their respective predecessors) have or had an interest, or any geologically or hydrologically adjoining property, whether by SeaBridge, its Subsidiaries or any other Person.

(g) SeaBridge and SeaBridge Sub have delivered to the UGH Partnerships true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by SeaBridge or its Subsidiaries pertaining to Hazardous Materials or Hazardous Activities in, on, or under any Facilities, or concerning compliance by SeaBridge, its Subsidiaries or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

Section 4.24.  Certain Business Relationships with SeaBridge Sub.  Except as disclosed in Section 4.24 of the SeaBridge Disclosure Schedule, all of the business operations of SeaBridge are carried on by its Subsidiaries.  As a result, SeaBridge has no assets (other than ownership of SeaBridge Sub) or liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes), and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability, based on its Subsidiaries' operations, ownership of assets, actions or inactions.

Section 4.25.  Change of Control.  None of  SeaBridge and its Subsidiaries is a party to any agreement, contract, obligation, or undertaking which contains a “change in control,” “potential change in control” or similar provision and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from SeaBridge or any of its Subsidiaries to any Person, materially increase any benefits otherwise payable by SeaBridge or any of its Subsidiaries, or result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.26.  Certain Business Practices.  SeaBridge and SeaBridge Sub and, to the Knowledge of SeaBridge and SeaBridge Sub, each director, officer, authorized agent or employee of SeaBridge or its Subsidiaries have not, directly or indirectly, (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (c) made any other unlawful payment, (d) violated any of the provisions of Section 999 of the Code or Section 8 of the Export Administration Act, as amended, or (e) established or maintained any fund or asset that has not been recorded in the books and records of SeaBridge.

Section 4.27.  Parachute Payments.   Each of SeaBridge and SeaBridge Sub has not entered into any agreement that would result in the making of “parachute payments,” as defined in Section 280G of the Code, to any Person.

Exhibit 2- page 28

Section 4.28.  Interested Party Transactions.   Except as set forth on Schedule 4.28 of the SeaBridge Disclosure Schedule, no member, manager, partner, director, shareholder, officer, employee, or Affiliate of SeaBridge or its Subsidiaries or any associate thereof is presently, directly or indirectly, a party to any transaction with SeaBridge or its Subsidiaries.   No member, manager, partner, director, shareholder, officer, employee, or Affiliate of SeaBridge or its Subsidiaries or any associate thereof owns, directly or indirectly, any interest in, or serves as a director, officer, or employee of, any customer, supplier, or competitor of SeaBridge or its Subsidiaries.  For purposes of this Section 4.28 only, an “associate” of any member, manager, partner, director, shareholder, officer, or employee means (i) a spouse, parent, sibling, child, mother- or father-in-law, son- or daughter-in-law, or brother- or sister-in-law of such member, manager, partner, director, shareholder, officer, or employee or (ii) any corporation, partnership, trust, or other entity in which such member, manager, partner, director, shareholder, officer, or employee or associate thereof has a substantial ownership or beneficial interest (other than an interest in a public corporation which does not exceed three percent of its outstanding securities) or is a director, officer, partner, or trustee or person holding a similar position.

ARTICLE 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Reorganization Agreement and the Closing.

Section 5.01.  General.  Each of the Parties will use his, her or its reasonable Best Efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Reorganization Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7).

Section 5.02.  Notices and Consents.  SeaBridge and SeaBridge Sub shall give any notices to third parties, and SeaBridge and SeaBridge Sub shall use their Best Efforts to obtain any third party consents, that the UGH Partnerships reasonably may request in connection with the matters referred to in Section 4.03.  Each of the Parties will give any notices to, make any filings with, and use its reasonable Best Efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 4.03.

Section 5.03.  Operation of Business.  Each of (i) SeaBridge, (ii) SeaBridge Sub and (iii) the UGH Partnerships, shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, SeaBridge and the UGH Partnerships shall not (a) declare, set aside, or pay any dividend or make any distribution with respect to any equity interest or redeem, purchase, or otherwise acquire any of equity interests, (b) become a party to any agreement of the type referred to in Section 4.21 (only with respect to SeaBridge), or (c) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 5.07.

Section 5.04.  Preservation of Business.  Each of (i) SeaBridge, (ii) SeaBridge Sub and (iii) the UGH Partnerships, shall keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

Section 5.05.  Full Access.

(a) SeaBridge and SeaBridge Sub shall permit representatives of the UGH Partnerships to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of SeaBridge and SeaBridge Sub, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to SeaBridge and SeaBridge Sub.

(b) The UGH Partnerships shall permit representatives of SeaBridge to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the UGH Partnerships, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the UGH Partnerships.

Exhibit 2- page 29

(c) Section 5.06.  Notice of Developments.  The UGH Partnerships and SeaBridge (including SeaBridge Sub) will give prompt written notice to the other Party of (i) any adverse development causing a breach of any of the representations and warranties in Article 3 or 4, respectively, and (ii) any changes or additions to the UGH Partnerships Disclosure Schedule and SeaBridge Disclosure Schedule by the delivery of amendments or supplements thereto, if any, but each Party shall in any event so notify the other Party no later than three (3) business days prior to the Closing Date.  No such notification, change, addition, amendment or supplement made by a Party pursuant to this Section 5.06 shall be deemed to cure any inaccuracy of any representation or warranty made by such Party in this Reorganization Agreement nor constitute or give rise to a waiver by a Party (i) of any closing condition set forth in Article VII, (ii) of its rights to terminate this Reorganization Agreement under Article VIII, or (iii) of its rights to seek indemnity or damages pursuant to Section 9.15, unless the Party receiving such notification specifically agrees thereto in writing (which it may do in its sole discretion).

Section 5.07.  Exclusivity.  SeaBridge agrees, that until such time, if any, as this Reorganization Agreement is terminated pursuant to Section 8, it shall not, directly or indirectly, nor shall it permit its Subsidiary to, nor shall it authorize or permit any director, officer, employee or agent of, or any investment banker, attorney, accountant or other advisor or representative of SeaBridge or its Subsidiary to, directly or indirectly through another Person, solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or approve, endorse or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or other document or contract contemplating or otherwise relating to an Acquisition Proposal.

UGH Partnerships agree, that until such time, if any, as this Reorganization Agreement is terminated pursuant to Section 8, it shall not, directly or indirectly or shall it authorize or permit any UGH Partner or agent of, or any investment banker, attorney, accountant or other advisor or representative of UGH Partnership to, directly or indirectly through another Person, solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or approve, endorse or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or other document or contract contemplating or otherwise relating to an Acquisition Proposal.

For purposes of this Section 5.07, “Acquisition Proposal” means any offer or proposal for (whether or not in writing and whether or not delivered to the stockholders of SeaBridge generally), from any Person relating to any issuance or transfer of capital stock of SeaBridge that, upon issuance or transfer thereof, will represent, directly or indirectly, a voting majority of the outstanding shares of SeaBridge capital stock other than the transactions contemplated by this Reorganization Agreement.

Section 5.08.  Filing of Current Report on Form 8-K.   Promptly after execution of this Reorganization Agreement, SeaBridge shall file a Current Report on Form 8-K with the SEC to report the execution of this Reorganization Agreement.

Section 5.09.  Section 16(b) Board Approval.   Prior to Closing, the board of directors of SeaBridge shall, by resolution duly adopted by such board of directors or a duly authorized committee of “non-employee directors” thereof, approve and adopt, for purposes of exemption from “short-swing” liability under Section 16(b) of the Exchange Act, the acquisition of SeaBridge Common Stock at the Effective Time by management of the UGH Partnerships who become, prior to, at, or following the Effective Time of the Mergers, management of SeaBridge as a result of the exchange of UGH Partnership Interests in the Mergers.  Such resolution shall set forth the name of the applicable “insiders” for purposes of Section 16 of the Exchange Act, the number of securities to be acquired by each individual that the approval is being granted to exempt the transaction under Rule 16b-3 under the Exchange Act.

Section 5.10.  [INTENTIONALLY OMITTED].

Exhibit 2- page 30

Section 5.11.  Change of Name and Trading Symbol.  At the Effective Time of the last to occur of the Mergers, or as soon thereafter as practicable, and in compliance with the applicable rules and regulations of FINRA, the SEC and the Nevada Revised Statutes, new management of SeaBridge will use its Best Efforts to change the name of SeaBridge to University General Health System, Inc., or another name selected by the present management of the UGH Partnerships.  SeaBridge will request FINRA to change, at the same time as the change of corporate name, the trading symbol of SeaBridge to UGHS or another symbol that is unique to the new corporate name of SeaBridge.

Section 5.12.  Information Statement. Promptly after execution of this Reorganization Agreement, SeaBridge, with the cooperation and assistance of the UGH Partnerships and its counsel, will prepare and distribute to the holders of SeaBridge Common Stock the Information Statement required pursuant to Rule 14f-1 under Regulation 14E of the Exchange Act, describing the Reorganization Agreement provision for a change to the board of directors of SeaBridge.  The record date for the holders of SeaBridge Common Stock entitled to notice of the actions described in the Information Statement shall be the date of mailing the Information Statement.

At or about the same time, SeaBridge, with the cooperation and assistance of the UGH Partnerships and its counsel, will also prepare and distribute to the holders of SeaBridge Common Stock the Information Statement required by Regulation 14C pursuant to Section 14c of the Exchange Act.

Section 5.13.  Confidentiality.

(a) SeaBridge, its shareholders and SeaBridge Sub agree that, until the Effective Time:

(1) SeaBridge will treat and hold as such all of the UGH Confidential Information, refrain from using any of the UGH Confidential Information except in connection with this Reorganization Agreement, and in the event this Reorganization Agreement is terminated as provided in Article 8, deliver promptly to the UGH Partnerships or destroy, at the request and option of the UGH Partnerships, all tangible embodiments (and all copies) of the UGH Confidential Information, including in electric or magnetic form, which are in his, her or its possession;

(2) in the event that SeaBridge is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any UGH Confidential Information, that SeaBridge will notify the UGH Partnerships promptly of the request or requirement so that the UGH Partnerships may seek an appropriate protective order or waive compliance with the provisions of this Section 5.13(a); and

(3) if, in the absence of a protective order or the receipt of a waiver hereunder, any of SeaBridge or its Subsidiary is, on the advice of counsel, compelled to disclose any UGH Confidential Information to any tribunal or else stand liable for contempt, that SeaBridge may disclose the UGH Confidential Information to the tribunal; provided, however, that the disclosing party shall use his, her or its reasonable Best Efforts to obtain, at the reasonable request of the UGH Partnerships, an order or other assurance that confidential treatment will be accorded to such portion of the UGH Confidential Information required to be disclosed as the UGH Partnerships shall designate.

(b) UGH Partnerships agree that, until the Effective Time:

Exhibit 2- page 31

(c) UGH Partnerships will treat and hold as such all of the SeaBridge Confidential Information, refrain from using any of the SeaBridge Confidential Information except in connection with this Reorganization Agreement, and in the event this Reorganization Agreement is terminated as provided in Article 8, deliver promptly to SeaBridge or destroy, at the request and option of SeaBridge, all tangible embodiments (and all copies) of the SeaBridge Confidential Information, including in electric or magnetic form, which are in his, her or its possession;

(1) in the event that UGH Partnerships is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any SeaBridge Confidential Information, that UGH Partnerships will notify SeaBridge promptly of the request or requirement so that SeaBridge may seek an appropriate protective order or waive compliance with the provisions of this Section 5.13(b); and

(2) if, in the absence of a protective order or the receipt of a waiver hereunder, UGH Partnerships is, on the advice of counsel, compelled to disclose any SeaBridge Confidential Information to any tribunal or else stand liable for contempt, UGH Partnerships may disclose the SeaBridge Confidential Information to the tribunal; provided, however, that the disclosing party shall use his, her or its reasonable Best Efforts to obtain, at the reasonable request of SeaBridge, an order or other assurance that confidential treatment will be accorded to such portion of the SeaBridge Confidential Information required to be disclosed as SeaBridge shall designate.

Section 5.14.  Dividends; Changes in Stock.  Each of SeaBridge and its Subsidiaries shall not and shall not propose to (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of SeaBridge or its Subsidiaries, or (iii) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of its capital stock.

Section 5.15.  Issuance of Securities.  Each of SeaBridge and its Subsidiaries shall not issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

Section 5.16.  Governing Documents.  Each of SeaBridge and its Subsidiaries shall not amend its respective articles of incorporation or bylaws.

Section 5.17.  No Contracts or Undertakings.  Each of SeaBridge and its Subsidiaries shall not become a party to or become bound by or agree to become a party to or become bound by any contract, instrument, lease, license, agreement, commitment or undertaking.  Each of SeaBridge and its Subsidiaries shall not incur or agree to incur any amount of long or short-term debt for money borrowed, or indemnify or agree to indemnify others, or incur or agree to incur any debts, obligations or liabilities whatsoever, except as provided in this Reorganization Agreement

ARTICLE 6
CLOSING COVENANTS

The Parties agree as follows with respect to the Closing:

Section 6.01.  General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Reorganization Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party.

Section 6.02.  [INTENTIONALLY OMITTED].

Section 6.03.  Application to Standard & Poor’s. New management of SeaBridge shall make application to the Standard & Poor’s editorial board to approve SeaBridge for a full description in Standard & Poor’s Standard

Exhibit 2- page 32

Corporation Manual, Standard & Poor’s Daily News Section, coverage of SeaBridge as part of the S&P Market Access Program and coverage on Standard & Poor’s Internet Site, www.advisorinsight.com, as well as S&P Marketscope and the S&P Stock Guide database.

Section 6.04.  Filing of Amended Form 8-K.  Within 71 days after the original report on Form 8-K must be filed, new management of SeaBridge will prepare and file with the SEC an amendment to the Form 8-K described in Section 5.08 above that includes the financial statements and pro forma financial information prepared pursuant to Regulation S-X for the periods specified in Rule 3.05(b).

Section 6.05.  [INTENTIONALLY OMITTED].

Section 6.06.  Intended Federal Income Tax Consequences.  This Reorganization Agreement is intended to be characterized for federal income tax purposes as the incorporation of a limited partnership and, as a result, the limited partners will not recognize gain or loss on the transfer of UGH Partnership Interests to SeaBridge.

Section 6.07.  Board of Directors of SeaBridge.  At the Effective Time, the present directors of SeaBridge shall have caused the appointment of the Persons designated by the UGH Partnerships to the board of directors of SeaBridge followed by the resignation of all other officers and directors.  In connection with such election, SeaBridge shall have provided its security holders with an Information Statement not less than 10 days prior to such election pursuant to SEC Rule14f-1under Regulation 14E of the Exchange Act.

Section 6.08.  Public Announcements.  Subject to the exceptions described in Section 9.01, the initial press release relating to this Reorganization Agreement shall be a joint press release the text of which has been agreed to by each of SeaBridge and the UGH Partnerships.

Section 6.09.  Conveyance Taxes.  SeaBridge shall be liable for and shall hold the UGH Partnerships and the holders of UGH Partnership Interests who are holders of UGH Partnership Interests immediately prior to the Effective Time harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Reorganization Agreement.  The parties acknowledge that this Section 6.09 is specifically intended to benefit the UGH Partners immediately prior to the Effective Time.

ARTICLE 7
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.01.  Conditions to Obligation of the UGH Partnerships.  The obligation of the UGH Partnerships to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties made by SeaBridge and SeaBridge Sub set forth in Article 4 shall be true and correct in all material respects at and as of the date of this Reorganization Agreement and at and as of the Closing Date (or in all respects in the case of any representation or warranty containing any materiality qualification);

(b) SeaBridge and SeaBridge Sub shall have performed and complied with all of covenants described herein required to be performed on or prior to the Closing Date, including the covenants set forth in Section 2.11 and Article 5;

(c) SeaBridge shall have procured all of the third party consents specified in Section 5.02;

(d) no action, suit, or proceeding shall be pending or Threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Reorganization Agreement, (ii) cause any of the transactions contemplated by this Reorganization Agreement to be rescinded following consummation, (iii) affect adversely the right of the UGH Partners to own SeaBridge Common Stock and to control

Exhibit 2- page 33

(e) SeaBridge, or (iv) affect materially and adversely the right of SeaBridge to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(f) SeaBridge and SeaBridge Sub shall have delivered to the UGH Partnerships a certificate, substantially in the form of Exhibit B, to the effect that each of the conditions specified above in Section 7.01(a)-(d) is satisfied in all respects;

(g) SeaBridge shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.03;

(h) the UGH Partnerships shall have received from counsel to SeaBridge and Delaware LLP Merger Sub and Texas LP Merger Sub an opinion, substantially in the form of Exhibit E hereto, addressed to the UGH Partnerships and dated as of the Closing Date;

(i) at least ten (10) days prior to the Closing Date, SeaBridge has mailed to its stockholders the Information Statement described in Section 5.12;

(j) at Closing, the UGH Partnerships shall have received from SeaBridge:

(1) a copy of the articles of incorporation of SeaBridge as in effect immediately prior to the Effective Time certified as of a recent date by the secretary of SeaBridge;

(2) certificates, as of the most recent practicable dates, as to the corporate good standing of SeaBridge issued by the Secretary of State of the State of Nevada and any other state in which SeaBridge is required to be qualified or licensed to transact business, confirming such good standing on or immediately prior to the Closing Date;

(3) a copy of the by-laws of SeaBridge in effect on the Closing Date certified by the secretary of SeaBridge as of the Closing Date;

(4) resolutions of the board of directors of SeaBridge, Delaware LLP Merger Sub and Texas LP Merger Sub authorizing and approving all matters in connection with this Reorganization Agreement (including matters set forth in Section 5.08) and the transactions contemplated hereby, certified by the secretary of SeaBridge as of the Closing Date;

(5) stock certificates representing the SeaBridge Common Stock issuable pursuant to Article 2 upon presentation of the UGH Partnership Interests and Transmittal Letter; and

(6) such other documents as the UGH Partnerships may reasonably request.

(k) the UGH Partnerships shall have received from certain holders of SeaBridge Common Stock the indemnification agreements and escrow agreement all substantially in the form of Exhibit I, duly executed by the parties to such agreements;

(l) at Closing, the directors of SeaBridge shall elect the persons designated by the UGH Partnerships immediately prior to Closing to SeaBridge's board of directors and then shall resign as directors;

(m) the UGH Partnerships shall have received from SeaBridge Sub, and the officers and directors of SeaBridge Sub, releases substantially in the form of Exhibit J, releasing SeaBridge from any and all claims, liabilities and obligations, known or unknown, actual or contingent, that SeaBridge Sub, its officers or directors may otherwise asset against SeaBridge;

Exhibit 2- page 34

(n) at Closing, the newly constituted board of directors of SeaBridge shall elect such officers of SeaBridge as they shall determine and the existing officers and directors of SeaBridge shall resign and release SeaBridge from any and all claims, liabilities and obligations, known or unknown, actual or contingent, that such officers or directors may otherwise assert against SeaBridge, substantially in the form of Exhibit L;

(o) all of the limited partners of the Texas LP shall have approved the transactions contemplated by this Reorganization Agreement in accordance with the limited partnership agreement of the Texas LP; and

(p) all actions to be taken by SeaBridge in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the UGH Partnerships.

The UGH Partnerships may waive any condition specified in this Section 7.01 if it executes a writing so stating at or prior to the Closing.

Section 7.02  Conditions to Obligation of SeaBridge. The obligation of SeaBridge to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) the representations and warranties set forth in Article 3 shall be true and correct in all material respects at and as of the date of this Reorganization Agreement and at and as of the Closing Date (or in all respects in the case of any representation or warranty containing any materiality qualification);

(b) the UGH Partnerships shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Reorganization Agreement or (ii) cause any of the transactions contemplated by this Reorganization Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d) the UGH Partnerships shall have delivered to SeaBridge a certificate, substantially in the form of Exhibit C, to the effect that each of the conditions specified above in Section 7.02(a)-(c) is satisfied in all respects;

(e) the Parties and SeaBridge shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.03;

(f) all actions to be taken by the UGH Partnerships in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to SeaBridge.

(g) SeaBridge shall have received from counsel to the UGH Partnerships an opinion, substantially in the form of Exhibit F hereto, addressed to SeaBridge and dated as of the Closing Date;

(h) at Closing, SeaBridge shall have received from the UGH Partnerships:

(1) a certified copy of the organizational documents of the UGH Partnerships as in effect immediately prior to the Effective Time certified as of a recent date by the secretary of the

Exhibit 2- page 35

(2) UGH Partnerships;

(3) certificates, as of the most recent practicable dates, as to the existence and good standing of the UGH Partnerships issued by the Secretary of State of the State of Delaware, the Secretary of State of the State of Texas and any other state in which the UGH Partnerships are required to be qualified or licensed to transact business, confirming such good standing on or immediately prior to the Closing Date;

(4) a copy of the partnership agreements of the UGH Partnerships in effect on the Closing Date certified by a duly authorized officer of the UGH Partnerships as of the Closing Date;

(5) resolutions of the UGH Partnerships, authorizing and approving all matters in connection with this Reorganization Agreement and the transactions contemplated hereby, certified by the secretary of the UGH Partnerships as of the Closing Date;

(6) the UGH Partnership Interests pursuant to Section 2.06;

(7) a Transmittal Letter from each holder of a UGH Partnership Interest; and

(8) such other documents as SeaBridge may reasonably request.

(i) all of the limited partners of the Texas LP shall have approved the transactions contemplated by this Reorganization Agreement in accordance with the limited partnership agreement of the Texas LP; and

(j)  the period of time in which the UGH Partners may perfect appraisal rights, if any, with respect to the Mergers shall have expired, and Dissenting UGH Partners shall constitute not more than 2% of the UGH Partnership Interests outstanding immediately prior to the Effective Time.

SeaBridge may waive any condition specified in this Section 7.02 if it executes a writing so stating at or prior to the Closing.

ARTICLE 8
TERMINATION

Section 8.01.  Termination.  This Reorganization Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.01(b) through 8.01(e) by written notice by the terminating party to the other party).

(a) by mutual written consent of SeaBridge and the UGH Partnerships;

(b) by either SeaBridge or the UGH Partnerships if the Mergers shall not have been consummated by the thirtieth day after the date of this Reorganization Agreement (such date as it may be extended in accordance with this Section 8.01(b), the “Outside Date”), which date may be extended by mutual written consent of SeaBridge and the UGH Partnerships provided that all conditions to the Closing of the Mergers set forth in Article 7 shall have been satisfied or waived, other than those that by their nature can be satisfied only at Closing; provided that the right to terminate this Reorganization Agreement under this Section 8.01(b) shall not be available to any party whose material breach of this Reorganization Agreement has been a principal cause of or resulted in the failure of the Mergers to occur on or before the Outside Date;

(c) by either SeaBridge or the UGH Partnerships if a Governmental Body of competent jurisdiction shall have enacted a Legal Requirement or issued a nonappealable final order, decree, regulation or ruling or taken any other nonappealable final action, in each case having the effect of

Exhibit 2- page 36

(d) permanently restraining, enjoining or otherwise prohibiting the Mergers;

(e) by SeaBridge, following a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the UGH Partnerships set forth in this Reorganization Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.02 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of five (5) days following receipt by the UGH Partnerships of written notice from SeaBridge of such breach or failure to perform on the Outside Date; or

(f) by the UGH Partnerships, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of SeaBridge, SeaBridge Sub, Delaware LLP Merger Sub or Texas LP Merger Sub set forth in this Reorganization Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 7.01 not to be satisfied, and (ii) if curable, shall not have been cured prior to the earlier of twenty (20) days following receipt by SeaBridge of written notice from the UGH Partnerships of such breach or failure to perform from the UGH Partnerships or the Outside Date.

Section 8.02.  Effect of Termination. In the event of termination of this Reorganization Agreement as provided in Section 8.01, this Reorganization Agreement shall immediately become void and there shall be no liability or obligation on the part of SeaBridge, SeaBridge Sub, the UGH Partnerships, Delaware LLP Merger Sub, Texas LP Merger Sub or their respective officers, directors, partners, stockholders or affiliates; provided that (i) any such termination shall not relieve any party from liability for any breach of this Reorganization Agreement, fraud or knowing misrepresentation and (ii) the provisions of Section 5.13 (Confidentiality), Section 8.02 (Effect of Termination), Section 8.03 (Fees and Expenses) and Article 9 (Miscellaneous) (to the extent applicable to such surviving sections) of this Reorganization Agreement and any Confidentiality Agreement by and between SeaBridge and the UGH Partnerships shall remain in full force and effect and survive any termination of this Reorganization Agreement.

Section 8.03.  Fees and Expenses.Except as set forth in this Section, all fees and expenses incurred in connection with this Reorganization Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated; provided, however, that SeaBridge shall pay all fees and expenses, including accountants’ and attorneys’ fees, incurred with respect to the printing, filing and mailing of the Information Statement (including any related preliminary materials) and any amendments or supplements thereto.

ARTICLE 9
MISCELLANEOUS

Section 9.01.  Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Reorganization Agreement prior to the Closing without the prior approval of SeaBridge and the UGH Partnerships, provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable Best Efforts to advise the other Parties prior to making the disclosure).

Section 9.02.  No Third Party Beneficiaries.  This Reorganization Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

Section 9.03.  Entire Agreement.  This Reorganization Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, except for any Confidentiality Agreement by and between SeaBridge and the UGH Partnerships.

Section 9.04.  Succession and Assignment.  This Reorganization Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Reorganization Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of SeaBridge and the UGH Partnerships.

Exhibit 2- page 37

Section 9.05.  Counterparts. This Reorganization Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Section 9.06.  Headings.  The section headings contained in this Reorganization Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Reorganization Agreement.

Section 9.07.  Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by (a) confirmed facsimile; (b) overnight delivery; or (c) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

if to SeaBridge, SeaBridge Sub, Delaware LLP Merger Sub and Texas LP Merger Sub.

SeaBridge Freight Corp.
4644 West Gandy Blvd, ste 4-515
Tampa, FL 33611
Attn: Michael D. Shea, Chairman & CEO
Telephone: (904) 477-6888
Facsimile: (904) 212-1685
Mobile: (904) 477-6888
Email: mshea001@gmail.com

with a copy to (which shall not constitute notice to SeaBridge):

Sonfield & Sonfield
770 South Post Oak Lane, Suite 435
Houston, Texas  77056-1937
Attn: Robert L. Sonfield, Jr., Esq.
Telephone: (713) 877-8333
Facsimile:  (713) 877-1547
Email: Robert@sonfield.com

if to the UGH Partnerships:

University General Hospital, LP
7501 Fannin Street
Houston, Texas 77054
Attn:  Kelly Riedel, Chief Executive Officer
Telephone: (713) 375-7100
Facsimile: (713) 375-7705
Email: hchahadeh@uhsys.net

with a copy to (which shall not constitute notice to the UGH Partnerships):

Edward T. Laborde Jr., Esq.
University General Hospital, LP
7501 Fannin Street
Houston, Texas 77054
Telephone: (713) 375-7100
Facsimile: (713) 375-7105
Email: elaborde@ughospital.com

Exhibit 2- page 38

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 9.08.  Governing Law. This Reorganization Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

Section 9.09.  Amendments and Waivers.  No amendment of any provision of this Reorganization Agreement shall be valid unless the same shall be in writing and signed by SeaBridge and the UGH Partnerships.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 9.10.  Severability.  Any term or provision of this Reorganization Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 9.11.  Construction.  The Parties have participated jointly in the negotiation and drafting of this Reorganization Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Reorganization Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Reorganization Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

Section 9.12.  Incorporation of Exhibits and Schedules. The Exhibits, Annexes, and Schedules identified in this Reorganization Agreement are incorporated herein by reference and made a part hereof.

Section 9.13.  Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Reorganization Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Reorganization Agreement and to enforce specifically this Reorganization Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.14 below), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 9.14.  Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in Houston, Texas, in any action or proceeding arising out of or relating to this Reorganization Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Reorganization Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.07 above.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

Exhibit 2- page 39

Section 9.15.  Indemnification; Remedies.  SeaBridge Sub will indemnify and hold harmless SeaBridge, the UGH Partnerships, the UGH Partners, and their respective controlling Persons, and affiliates (collectively, the “UGH Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (excluding incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, involving a third-party claim (collectively, “UGH Damages”), resulting from, caused by, arising out of, or in any way relating to and with respect to any of (i) breach of any representation or warranty made by SeaBridge or SeaBridge Sub in this Reorganization Agreement, the SeaBridge Disclosure Schedule, the supplements to the SeaBridge Disclosure Schedule, or any other certificate or document delivered by SeaBridge or SeaBridge Sub pursuant to this Reorganization Agreement, or (ii) any violation or breach by SeaBridge or SeaBridge Sub of or default by SeaBridge or SeaBridge of any covenants or agreement under the terms of this Reorganization Agreement or any certificate or instrument delivered in connection with this Agreement.

Section 9.16.  Non-Survival of Representations and Warranties. .  The representations and warranties of the UGH Partnerships contained in this Reorganization Agreement and the other agreements, certificates and documents contemplated hereby shall terminate and be of no further force or effect at, and as of, the Effective Time.  The covenants and agreements of the UGH Partnerships in this Reorganizational Agreement and the other agreements, certificates and documents contemplated hereby shall terminate at the Effective Time unless such covenants or agreements by its terms contemplated performance after the Effective Time, it being understood this Section 9.16 shall not limit any covenant or agreement of the UGH Partnerships which by its terms contemplates performance after the Effective Time.

THE REMINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

Exhibit 2- page 40

Execution Page

AGREEMENT AND PLAN OF REORGANIZATION

among

SEABRIDGE FREIGHT CORP.
(a Nevada corporation)

SEABRIDGE FREIGHT, INC.
(a Delaware corporation)

UGH DELAWARE ACQUISITION LLP
(a Delaware limited liability partnership)

UGH TEXAS ACQUISITION LP
(a Texas limited partnership)

UNIVERSITY HOSPITAL SYSTEMS, LLP
a Delaware limited liability partnership

and

UNIVERSITY GENERAL HOSPITAL, LP
a Texas limited partnership

DATED AS OF MARCH 10, 2011

IN WITNESS WHEREOF, the Parties have executed this Reorganization Agreement as of the date first above written.

SEABRIDGE FREIGHT CORP.	UGH TEXAS ACQUISITION LP
a Nevada corporation	a Texas limited partnership

By: /s/ Michael D. Shea Michael D. Shea, Chief Executive Officer	By: /s/ Michael D. Shea Michael D. Shea, Chief Executive Officer

UGH DELAWARE ACQUISITION LLP	SEABRIDGE FREIGHT, INC.
a Delaware limited liability partnership	a Delaware corporation

By: /s/ Michael D. Shea Michael D. Shea, Chief Executive Officer	By: /s/ Michael D. Shea Michael D. Shea, Chief Executive Officer
UNIVERSITY HOSPITAL SYSTEMS, LLP a Delaware limited liability partnership By: /s/ Dr. Hassan Chahadeh, M.D. Dr. Hassan Chahadeh, M.D., General Partner
UNIVERSITY GENERAL HOSPITAL, LP
a Texas limited partnership

By: University Hospital Systems, LLP its General Partner

By: /s/ Dr. Hassan Chahadeh, M.D.
Dr. Hassan Chahadeh, M.D.,
Chairman and General Partner

Exhibit 2- page 41

UGH PARTNERSHIPS DISCLOSURE SCHEDULE

This UGH Partnerships Disclosure Schedule (the “UGH Disclosure Schedule”) is given pursuant to and made part of that certain Agreement and Plan of Reorganization dated as of March 10, 2010 (the “Reorganization Agreement”) by and among SeaBridge Freight Corp., a Nevada corporation (“SeaBridge”), University General Hospital, LP, a Texas limited partnership (the “Texas LP”), University Hospital Systems, LLP, a Delaware limited liability partnership (the “Delaware LLP”), SeaBridge Freight, Inc., a Delaware corporation (“SeaBridge Sub”), UGH Texas Acquisition, LP, a Texas limited partnership (“Texas LP Merger Sub”) and UHS Delaware Acquisition, LLP, a Delaware limited liability company (“Delaware LLP Merger Sub”).  Capitalized terms not otherwise defined herein have the meanings given to them in the Reorganization Agreement.

Section 3.01
Organization, Qualification and Partnership Power

1.
As a result of unpaid franchise taxes and related issues, the Texas LP is currently not in good standing with the State of Texas and the corporate charter of the Texas LP has been forfeited.  As soon as approximately $650,000 in past due franchise taxes are paid to the Texas Comptroller’s Office, the charter can be reinstated and the tax status and corporate existence can be certified.

2.	The Delaware LLP is the general partner of the Texas LP and is managed by a management committee all pursuant to the partnership agreement of the Delaware LLP.

Management Committee of Delaware LLP

Hassan Chahadeh (Managing Partner)
Felix Spiegel
Henry Small

Officers of Delaware LLP

Hassan Chahadeh, Managing General Partner
Kelly Riedel, Chief Operating Officer
Mike Griffin, Chief Financial Officer

Officers of Texas LP

Kelly Riedel, Chief Executive Officer
Mike Griffin, Chief Financial Officer
Harmonee Vice, Chief Operating Officer

University General Hospital, the hospital owned and operated by the Texas LP (the “Hospital”) has established various governing committees pursuant to regulatory requirements.  A list of such committees and their members are attached hereto.  See Attachment A.

3.	The recorded minutes of the UGH Partnerships do not necessarily reflect all of the actions actually authorized by the management committee or the partners (as applicable) of the UGH Partnerships.

Section 3.02
Noncontravention

1.	The partnership agreement of the Texas LP contains notice requirements to the limited partners in respect of the transactions contemplated by the Reorganization Agreement.

2.	The Delaware LLP is subject to notice requirements under profit participation agreements executed by the Delaware LLP and each of Timothy Sharma, Robert Davis and David Shin.

3.	The Texas LP is subject to notice requirements under profit participation agreements executed by the Texas LP and Moen Butt.

4.	Notice and/or consents are required under Medicare (Form 855(a)), managed care agreements equipment lease agreements, loan documents, and the lease agreement with Cambridge Properties.

Section 3.03
Capitalization

1.	A schedule of the partner interest of the Texas LP is attached hereto.

2.	A schedule of the partner interest of Delaware LLP is attached hereto. See Attachment B.

3.	Texas LP has granted a profits interest to Houston Medical Diagnostics Ltd (Dr. Butt) pursuant to a profit participation agreement.

4.	Delaware LLP has granted profits interests to the following pursuant to separate profit participation agreements.

i.	Timothy Sharma (2.25%)
ii.	Robert Davis (0.5%)
iii.	David Shin (0.5%)

Section 3.05
Title to Assets

1.	See the items referenced in the Lien Search Report attached hereto.

2.	A list of legal proceedings involving UGH and UHS is attached hereto (the “Legal Proceedings Attachment”). See Attachment C.

Section 3.06
Subsidiaries

None.

Exhibit 2- page 42

Section 3.07
Financial Statements

1.	The Legal Proceedings Attachment contained in Item 2 of Section 3.05 is incorporated by reference.

2.
The UGH Partnerships are undergoing an audit of its financial statements for the 3 years beginning December 31, 2008 and ending December 31, 2010.  The audit is likely to result in adjustments to the UGH Partnerships Most Recent Financial Statements.

3.	The UGH Partnerships are subject to Medicare cost report adjustments which can impact (positively or negatively) Medicare reimbursements.

Section 3.08
Undisclosed Liabilities

1.	Section 3.07 are incorporated herein by reference.

2.	Section 3.09 is incorporated by reference.

Section 3.09
Legal Compliance

1.	The UGH Partnerships are subject to periodic RAC and other audits and inspections from governmental authorities and accreditation organizations applicable to their business operations.

2.	The UGH Partnerships are subject to Medicare audits of its costs reports.

Section 3.10
Real Property

None of the UGH Partnerships own any real property.

Section 3.13
Employees

The Legal Proceedings Attachments in incorporated by reference.

Section 3.14
Guaranties

Certain liabilities reflected in the UGH Partnerships Most Recent Financial Statements are in the form of guaranties.

Section 3.16
Parachute Payments

1.	The Employment Agreement with Edward T. Laborde, Jr. contains provisions that could require the UGH Partnerships to make payments described in Section 280G of the Code.

2.	The Employment Agreement with Harmonee Vice contains provisions that could require the UGH Partnerships to make payments described in Section 280G of the Code.

List of Attachments:

Attachment A – List of Hospital Committees and Members
Attachment B – Schedule the Partner Interest of Delaware LLP
Attachment C – Legal Proceedings

Exhibit 2- page 43

ATTACHMENT A

UNIVERSITY GENERAL HOSPITAL
COMMITTEE MEMBERS
COMMITTEE FUNCTION & MEETING SCHEDULE
January – December 2011

The following is the meeting schedule for University General Hospital.  All committees will meet at a minimum of quarterly.  The committees are listed below with a brief description of their functions as well as the scheduled meeting dates:

Environment of Care (Safety) Committee:
Committee will oversee environmental safety issues, employee health, risk management, engineering, and regulatory issues, etc.
Tuesdays 2:00 p.m. – 6th Floor Conference Room

Department of Medicine:-Quarterly
Pharmacy & Therapeutics/Infection Control Committee/UR/Medical Records
Committee will oversee the department of Medicine issues, approve policies and procedures, utilization of hospital resources, including appropriateness of admissions, length of stay, discharge practices, Infection Control, Pharmacy, Nutrition and Therapeutics including medication appropriateness and medical records review function.
1st Wednesday of the month 6:00 p.m. – 6th floor Conference Room

Department of Surgery-Quarterly
Committee will oversee the department of Surgery issues, approve policies and procedures
1st Monday of the month 6:30 p.m. – 6th floor Conference Room

Credentialing Committee:/Medical Executive Committee-Governing Board- Quarterly
Performance Improvement-Only Quarterly
Committee will oversee performance improvements initiatives including; CPMs, blood utilization, mortality reviews, regulatory compliance, leadership indicators, departmental quality initiatives, etc.
The Credentialing Committee will provide all credentialing functions and will report to the MEC.
Wednesdays 6:30 p.m. – 6th Floor Conference Room

Medical Executive Committee:-Quarterly
Committee will oversee all reporting from Medical Directors Committee and all credentialing functions, along with other issues needing to be addressed at the executive level.
Wednesdays 7:00 p.m. – 6th Floor Conference Room. (to follow credentialing committee)

Peer Review / Ethics Committee:
Will provide Medical Staff peer review and ethics function as needed.
Will be convened as necessary.

The following are members for each committee.  Other hospital staff may be added as needed.

Credentialing/Medical Executive Committee:
Performance Improvement Committee:

Jay Davis, M.D – Chief of Staff
David Shin, M.D.-Vice Chief
Stanley Duchman, MD-Credentials
Henry Small, M.D.Chairman PI
Douglas Bree, MD
Don Carmichael, M.D.
Danny Cheng, M.D.
Hassan Chahadeh, MD
Garth Davis, MD
Nizar Dholakia, M.D.
Leon Etter, MD
Michael Kaplan, MD
Felix Spiegel, M.D.
CEO
CFO
CNO
COO
Director Quality Management
Medical Staff Coordinator

Exhibit 2- page 44

EOC (Safety) Committee:

Douglas Bree, M.D.– Physician Rep.
CEO
CNO
Director Quality Management
Plant Operations/Safety Officer
Employee Health
Quality/Risk Manager
Education
EVS Director
Dietician
Radiology Director
Lab Director
Information Technology Director
Infection Control Practitioner
Medical Records Director
Human Resource Director
Director of Inpatient Nursing
Director of Surgery
Case Management/Social Services

Department of Medicine Committee
P&T/Infection Control
Utilization Review
Medical Records
Committee:
Danny Cheng, M.D. Chairman
Nizar Dholakia, MD Chairman IC
Norman Rappaport, M.D.
Camille Cash, MD
CEO
COO
CNO
Director of Quality Management
Pharmacy Director
Infection Control Practitioner
Dietician
Director of Inpatient Nursing
Director of Surgery
Medical Staff Coordinator

Governing Board Committee:
Hassan Chahadeh, M.D. -
   Chairman
Jay Davis, M.D – Chief of Staff
Michael Kaplan, MD
Felix Spiegel, M.D.
Henry Small, M.D.
Stanley Duchman, M.D.
David Shin, M.D.
CEO
CFO
COO
CNO
Director Quality Management
Medical Staff Coordinator

Department of Surgery Committee:
Felix Spiegel,M.D - Chairman
CEO
CNO
COO
Director Quality Management
Medical Staff Coordinator
Director of Surgery

Exhibit 2- page 45

ATTACHMENT B

Schedule the Partner Interest of Delaware LLP

Exhibit 2- page 46

ATTACHMENT C

UNIVERSITY GENERAL HOSPITAL

LEGAL PROCEEDINGS
(Updated March 3, 2011)

Matter Name	Court	Cause Number	Description	Status	Attorney
BOKF Equipment Finance, Inc v. University General Hospital, LP.	District Court of Harris County, 125th Judicial District	2009-61589	Action by equipment finance company to recover debt. Status: mediation at the beginning of 2010.	Settled – Paid in full 2/16/2011	Yasmin Atasi Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, TX 77002
ARAMARK Management Services Limited Partnership v. University General Hospital, LP	District Court of Harris County, Texas	2009-12902	Breach of prior settlement agreements with service provider	Settled – Paid in full 12/29/2010	Steve Schueler Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, TX 77002
University General Hospital, LP v. Harris County Appraisal District	District Court of Harris County, Texas	2009-23473	Suit in protest of personal property tax assessment for 2007 calendar year	Trial currently set for 3/17/2011 Negotiations ongoing	John McFarland Joyce McFarland & McFarland 700 Louisiana, Suite 2300 Houston, TX 77002
Olympus America, Inc. v. University General Hospital, LP	Eastern District of New York	024827/2009	Suit to collect unpaid rent under equipment lease	Settlement secured by agreed judgment; Balance owing $60,000.00	Edward T. Laborde, Jr. General Counsel University General Hospital
Prexus Health Consultants LLC v. University General Hospital, LP and Ascension Physician Solutions, LLC.	District Court of Harris County	2009-77474	Suit under consulting agreement and billing agreement	Trial currently set for April 2011 – Mediation Expected	John McFarland Joyce McFarland & McFarland 700 Louisiana, Suite 2300 Houston, TX 77002
Janet Henriksen v. University General Hospital LP	District Court of Harris County	2009-78785	Suit by former employee for wrongful termination	Suit being covered under Chubb Employer Liability Policy - $50,000 deductible Trial currently set for April 2011	Steve Schueler For and on the behalf of Chubb Insurance Company & Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, TX 77002
Guardsmark, LLC v. University General Hospital LP	Circuit Court of Tennessee 130th Judicial at Memphis	CT-005585-09	Collection suit by trade creditor	Settled for $92,500.00 – Settlement secured by agreed judgment	Malcolm B. Futhey III Farris Bobango Branan PLC 999 South Shady Grove Road Suite 500 Memphis Tennessee 38102
Carefusion Solutions LLC,
v.
University General Hospital LP, University Hospital Systems, LLP, University General Hospital Systems LLP, University General Hospital-Chinatown, LP, and University General Healthcare Systems Southwest, LLP
	United States District Court, Southern District of Texas, Houston Division	4:10-cv-2329	Suit to collect unpaid sums under an agreement for automated drug dispensing equipment and related support services	Settled for $800,000.00 – Settlement secured by agreed judgment	Yasmin Atasi Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, TX 77002
Siemens Medical Solutions USA, Inc. v. University General Hospital, LP, University Hospital Systems, LLP, Guy Barnette (deceased), Moien R. Butt, and John E. Udeh	District Court of Harris County, Texas, 215th Judicial District	2010-40305	Suit for possession and unpaid sums under lease, services and guaranty agreements	Mediation set for 4/4/2011 pursuant to Court Order; Limited Summary Judgment granted in favor of Siemens regarding equipment lease liability	Yasmin Atasi Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, TX 77002
Tellepsen Builders LP v. University General Hospital LP	District Court of Harris County, Texas, 190th Judicial District	2010-39909	Suit for payment of promissory note	$286,196.59 – Summary Judgment	John McFarland Joyce McFarland & McFarland 700 Louisiana, Suite 2300 Houston, TX 77002
Advantis v. University General Hospital, LP	District Court of Harris County, Texas, 133rd Judicial District	2010-46168	Suit for payment of professional fees	$90,000.00 – Settlement Agreement	Yasmin Atasi Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, TX 77002
Constellation NewEnergy, Inc. v. University General Hospital, University General Hospital Systems, University Hospital Systems, Kelly Riedel and Hassan Chahadeh, M.D.	District Court of Harris County, Texas, 151st Judicial District	2010-64411	Suit for payment of utility charges	$205,841.91 – Agreed Judgment on February 21, 2011	Yasmin Atasi Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, TX 77002

Vendor/ Trade Creditor Matters

The Partnership recently settled certain amounts payable with the following vendors in the amounts shown below.

Exhibit 2- page 47

Threatened Legal Proceedings
Vendor/ Trade Creditor Matters

Reference is made to the liabilities set forth in the Partnership's balance sheet reflecting payables to vendors, partners, equipment providers and other trade creditors. The Partnership has made periodic payments to certain of these parties.  The Partnership has received notices of default nonpayment from many of these parties.

Other Matters.

1.	The Partnership owes has not yet filed its franchise tax returns for 2008 and 2009. The Partnership expects to file its 2008 and 2009 Franchise tax returns in March of 2011.

2.
The Partnership has not yet filed its income tax returns on Form 1065 for 2008 and 2009.  As a result, the corresponding form k-1’s have not been issued.  The corporation is currently being audited  for 2008 and 2009 with the respective tax filings to follow.

3.	The Partnership has included amounts in its financial statements for accrued but unpaid payroll taxes to the Internal Revenue Service for the 2009 calendar year.

4.
The Partnership is in the process of protesting approximately $387,000 in personal property taxes assessed by the Harris County Appraisal District for the 2008 calendar year and expects to protest similar assessments for 2009.

5.	From time to time UGH receives and responds to notices given by regulatory authorities on various aspects of operations in the ordinary course of business.

6.
The Partnership is subject to claims by former employees whose employment has been terminated. The UGH Partnerships face potential claims from Kamran Nezami (or his affiliates) related to his separation from the UGH Partnerships in August 2009.

7.
The UGH partnership owes Regions Bank for an equipment lease as well as two revolving notes amounting in a total liability of approximate liability of 5 million dollars of which 640,000 of prior property taxes are owed.  Management is currently negotiating to pay this property tax balance off during 2011.

8.	The UGH Partnership entered into and equipment lease with Relational Technology. The lease was bought out in February 2011 by UGH. However, a dispute remains on the final balance owed.

Exhibit 2- page 48

EXHIBIT I

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of March ___, 2011, is entered into by and among SeaBridge Freight Corp., a Nevada corporation (“SeaBridge”), University General Hospital, LP, a Texas limited partnership (the “Texas LP”), University Hospital Systems, LLP, a Delaware limited liability partnership and the general partner of the Texas LP (the “Delaware LLP” and together with SeaBridge and the Texas LP the “UGH Entities”), each of the undersigned directors listed on the signature page and acting individually and not as a “group” as defined under applicable federal and state securities laws and regulations (each an “Indemnifying Director” and collectively, the “Indemnifying Directors”). The UGH Entities, the Indemnifying Directors, are referred to collectively herein as the “Parties”.

R E C I T A L S

A. SeaBridge, Texas LP and Delaware LLP have entered into an Agreement and Plan of Reorganization dated March ____, 2011 (as the same may be amended from time to time, in accordance with its terms, the “Reorganization Agreement”), pursuant to which the Texas LP and the Delaware LLP will become wholly-owned subsidiaries of SeaBridge upon consummation of the mergers contemplated under the Reorganization Agreement (the “Mergers”).

B. In connection with the Mergers and pursuant to the Reorganization Agreement, SeaBridge will transfer its wholly-owned subsidiary SeaBridge Freight, Inc., a Delaware corporation (“SeaBridge Sub”), to certain persons designated by Michael D. Shea immediately after the consummation of the Mergers in exchange for the surrender and cancellation of 135,000,000 shares of the Common Stock, $0.001 par value per share of Sea Bridge issued to such persons (such transactions collectively, the “Divestiture”).

C. The Indemnifying Directors will derive substantial benefits from the transactions contemplated under the Reorganization Agreement.

D. The Parties hereto recognize the possibility that claims might be made against and liabilities incurred by the UGH Entities in connection with the Mergers, the Divestiture and former Directors and operating subsidiaries of SeaBridge.

E. The Parties accordingly wish to provide for the UGH Entities to be indemnified in respect of any such claims and liabilities, and the Indemnifying Directors wish to provide for such indemnity in order to induce the Indemnified Parties to consummate the transactions contemplated under the Reorganization agreement, pursuant to the terms and conditions of this Agreement.

F.           Under a separate Escrow Agreement attached hereto, the Indemnifying Directors have agreed to deposit certain shares of SeaBridge common stock to the Escrow Agent in connection with such indemnity, which shares shall be the primary remedy of any UGH Indemnified Party (as defined below) for any losses it may incur as described herein.

Exhibit 2- page 49

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Indemnification. Subject to Section 4 of this Agreement, the Indemnifying Directors, jointly and severally, hereby indemnify, defend and hold harmless the UGH Entities and their officers, members, partners, and directors (the “UGH Indemnified Parties”) against any and all liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) as a result of, relating to, or arising out of the following:

(i) any failure or breach of any representation or warranty made by SeaBridge and SeaBridge Sub under the Reorganization Agreement or in any related certificate delivered pursuant to the Reorganization Agreement, or any failure by SeaBridge or SeaBridge Sub to perform, fulfill or comply with any covenant or agreement to be performed by either of them pursuant to the Reorganization Agreement;

(ii) any Liability (defined below) listed on Schedule A related to any SeaBridge Sub;

(iii) any Liability related to the Divestiture including, without limitation, the cancellation of shares of SeaBridge common stock issued to the former owners of SeaBridge Sub; and

(iv) any failure or breach of any representation or warranty made by the Indemnifying Directors under Section 2 of this Agreement or any failure by the Indemnifying Directors to perform, fulfill or comply with any covenant or agreement to be performed by any of them pursuant to this Agreement.

For purposes of this Agreement, “Liability” or “Liabilities” means any and all losses, claims, charges, debts, demands, actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any applicable law, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any governmental authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement.

2. Representations. Each of the Indemnifying Directors represents and warrants to the UGH Entities and to their respective successors and assigns that:

(i)           This Agreement constitutes a legal, valid and binding agreement of the Indemnifying Directors, enforceable against the Indemnifying Directors in accordance with its terms except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights;

(ii)           Schedule B sets forth each instance in which SeaBridge Sub (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the

Exhibit 2- page 50

knowledge of the Indemnifying Directors, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule B could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of SeaBridge.

3. Survival of Representations, Warranties, and Covenants.  All representations, warranties and covenants made by the Indemnifying Directors in this Agreement shall survive the date hereof until the date that is the eighteen months following the date hereof (the “Applicable Limitation Date”).  With respect to any notice of claim or indemnity delivered before the Applicable Limitation Date, the representations, warranties (including the representations made by SeaBridge and SeaBridge Sub in the Reorganization Agreement) and covenants that are the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

4. Limitations of Indemnity.  The UGH Indemnified Parties’ primary recourse against the Indemnifying Directors with respect to any right to indemnification hereunder or other claims arising after the date hereof with respect to the Mergers or otherwise arising under or with respect to this Agreement shall be in the aggregate Escrow Shares (as defined below) and any disbursement or transfer of the Indemnification Escrow Shares to SeaBridge shall first constitute satisfaction of the indemnity obligations to all Indemnified Parties hereunder; provided, however, that nothing contained in this Section 4 shall in any way limit, impair, modify or otherwise affect the rights of a UGH Indemnified Party nor shall there be any limitation of liability of  an  Indemnifying Director in connection with any of such rights of the UGH Indemnified Party (1) to bring any claim, demand, suit or cause of action otherwise available to the UGH Indemnified Party based upon an allegation or allegations that the Indemnifying Director, or any of them, had an intent to defraud or made a willful misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby which was relied upon by the UGH Entities or (2) to enforce any order of a court of competent jurisdiction which finds or determines that the Indemnifying Directors had an intent to defraud or made a willful misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated under the Reorganization Agreement which was relied upon by the UGH Entities, or (3) the Indemnifying Directors may control any defense of third party claims covered by this Agreement if the UGH Indemnified Parties cannot or will not actively defend such claims.

5.

6. Termination.  This Agreement shall terminate on the earlier to occur of:

(a)           the date on which the Escrow Agent shall have been notified in writing by the UGH Entities that this Agreement shall be terminated; or

(b)           twelve months from execution of this Agreement, unless a material breach or claim, which the Indemnified Party is defending remains outstanding, in which case the termination date will be extended until the matter is resolved.

7. Miscellaneous.

(i)           No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or

Exhibit 2- page 51

privilege.  The rights and remedies herein provided shall be cumulative and non-exclusive of any rights or remedies provided by law.

(ii)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the UGH Entities.

(iii)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(iv)           If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(v)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW), AND EACH PARTY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND TO THE PLACEMENT OF VENUE IN HARRIS COUNTY, TEXAS IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF AND WAIVES ANY OBJECTION TO SUCH VENUE OR THE CONVENIENCE OF PROCEEDING IN SUCH COURT.

(vi)           This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(vii)           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

Exhibit 2- page 52

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

INDEMNIFYING DIRECTORS:

________________________________
Michael D. Shea

________________________________
Stephen P. Flott

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

SEABRIDGE FREIGHT CORP., a Nevada corporation By: Michael D. Shea, Chief Executive Officer
UNIVERSITY GENERAL HOSPITAL, LP, a Texas limited partnership By: University Hospital Systems, LLP its General Partner By: Dr. Hassan Chahadeh, M.D., Chairman and General Partner
UNIVERSITY HOSPITAL SYSTEMS, LLP, a Delaware limited liability partnership By: Dr. Hassan Chahadeh, M.D., General Partner
DIRECTORS’ REPRESENTATIVE: By:
ESCROW AGENT: By: _____________________________________

Exhibit 2- page 53

Schedule A

Liabilities

1.	Any Liabilities related to assets created or related to ownership, operation and conduct of any business of SeaBridge Sub before or after the date hereof.

2.	Any Liabilities arising during or attributable to any agreements of SeaBridge Sub

3.	Any payment obligation of SeaBridge Sub, of products delivered or services rendered.

4.
Any Liabilities related to any litigation or proceeding or claim related to SeaBridge Sub, (whether said litigation, proceeding or claim have manifested prior to the date hereof or are commenced or manifested after the date hereof).

5.
Any Liabilities related to the loss of life, personal injury or property damage or harm to natural resources (whether said losses, injuries or damages commenced or manifested before the date hereof or commenced or manifested before or after the date hereof) related to SeaBridge Sub.

6.
Any Liabilities related to the environment in relation to the assets or agreements of SeaBridge Sub, including migration or transportation of assets as a consequence of a release, realized or potential, of hazardous materials (including investigation or remediation, whether said condition, claim, investigation, or remediation begins or manifests or commences before or on the date hereof).

7.	Any Liabilities or obligation related to the non-compliance with applicable laws related to the ownership, lease, use, operation, or maintenance of the assets and agreements of SeaBridge Sub.

8.
Any resolution, fines, penalties or costs imposed by any government agency in relation to or commenced or associated with the ownership, lease, use, operation, or maintenance of any assets of SeaBridge Sub.

9.	Any obligation representing a debt for money loaned (or any derivative refinancing) of SeaBridge Sub.

10.
Any Liabilities or obligation related to the quality, warranty, and other similar claims related to the products or services of SeaBridge Sub sold or distributed, including any product warranty or product liability claims involving such products of SeaBridge Sub.

11.
Any Liabilities or obligation of any kind with respect to any taxes in connection with SeaBridge Sub, or their operations, whether accrued, absolute, contingent or otherwise, whether due, to become due or otherwise and whether known or unknown.

Exhibit 2- page 54

Schedule B

Litigation Matters

None

Exhibit 2- page 55

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of March ___, 2011, is entered into by and among SeaBridge Freight Corp., a Nevada corporation (“SeaBridge”), University General Hospital, LP, a Texas limited partnership (the “Texas LP”), University Hospital Systems, LLP, a Delaware limited liability partnership and the general partner of the Texas LP (the “Delaware LLP” and together with SeaBridge and the Texas LP the “UGH Entities”), TrinityCare Senior Living, LLC and its Managing Member on the signature page and acting individually and not as a “group” as defined under applicable federal and state securities laws and regulations (each an “Indemnifying Person” and collectively, the “Indemnifying Persons”).  The UGH Entities, the Indemnifying Persons, are referred to collectively herein as the “Parties”.

R E C I T A L S

A. SeaBridge, Texas LP and Delaware LLP have entered into an Agreement and Plan of Reorganization dated March ____, 2011 (as the same may be amended from time to time, in accordance with its terms, the “Reorganization Agreement”), pursuant to which the Texas LP and the Delaware LLP will become wholly-owned subsidiaries of SeaBridge upon consummation of the mergers contemplated under the Reorganization Agreement (the “Mergers”).

B. In connection with the Mergers and pursuant to the Reorganization Agreement, SeaBridge will transfer its wholly-owned subsidiary SeaBridge Freight, Inc., a Delaware corporation (“TrinityCare or J-KAN”), to certain persons designated by Michael D. Shea immediately after the consummation of the Mergers in exchange for the surrender and cancellation of 135,000,000 shares of the Common Stock, $0.001 par value per share of Sea Bridge issued to such persons (such transactions collectively, the “Divestiture”).

C. The Indemnifying Persons will derive substantial benefits from the transactions contemplated under the Reorganization Agreement.

D. The Parties hereto recognize the possibility that claims might be made against and liabilities incurred by the UGH Entities in connection with the Mergers, the Divestiture and former Persons and operating subsidiaries of SeaBridge.

E. The Parties accordingly wish to provide for the UGH Entities to be indemnified in respect of any such claims and liabilities, and the Indemnifying Persons wish to provide for such indemnity in order to induce the Indemnified Parties to consummate the transactions contemplated under the Reorganization agreement, pursuant to the terms and conditions of this Agreement.

F.           Under a separate Escrow Agreement attached hereto, the Indemnifying Persons have agreed to deposit certain shares of SeaBridge common stock to the Escrow Agent in connection with such indemnity, which shares shall be the primary remedy of any UGH Indemnified Party (as defined below) for any losses it may incur as described herein.

Exhibit 2- page 56

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Indemnification. Subject to Section 4 of this Agreement, the Indemnifying Persons, jointly and severally, hereby indemnify, defend and hold harmless the UGH Entities and their officers, members, partners, and Persons (the “UGH Indemnified Parties”) against any and all liabilities, damages, losses, costs, and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) as a result of, relating to, or arising out of the following:

(i) any Liability (defined below) listed on Schedule A related to any TrinityCare Senior Living, Inc., a Nevada corporation, TrinityCare Senior Living, LLC, a Texas limited liability company, and their respective predecessors, affiliates and businesses (collectively, “TrinityCare”) and (b) J-KAN, Inc., a Nevada corporation, Neel’s Food Services, Inc., an [Arkansas] corporation, and their respective predecessors, affiliates and businesses (collectively, “J-KAN”);

(ii) any failure or breach of any representation or warranty made by the Indemnifying Persons under Section 2 of this Agreement or any failure by the Indemnifying Persons to perform, fulfill or comply with any covenant or agreement to be performed by any of them pursuant to this Agreement.

For purposes of this Agreement, “Liability” or “Liabilities” means any and all losses, claims, charges, debts, demands, actions, damages, obligations, payments, costs and expenses, bonds, indemnities and similar obligations, covenants, controversies, promises, omissions, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any applicable law, action, threatened or contemplated action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys’ fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such actions or threatened or contemplated actions), order or consent decree of any governmental authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement.

2. Representations. Each of the Indemnifying Persons represents and warrants to the UGH Entities and to their respective successors and assigns that:

(i)           This Agreement constitutes a legal, valid and binding agreement of the Indemnifying Persons, enforceable against the Indemnifying Persons in accordance with its terms except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights;

(ii)           Schedule B sets forth each instance in which TrinityCare or J-KAN (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the knowledge of the Indemnifying Persons, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.  None of the

Exhibit 2- page 57

actions, suits, proceedings, hearings, and investigations set forth in Schedule B could result in any adverse change in the business, financial condition, operations, results of operations, or future prospects of SeaBridge.

3. Survival of Representations, Warranties, and Covenants.  All representations, warranties and covenants made by the Indemnifying Persons in this Agreement shall survive the date hereof until the date that is the eighteen months following the date hereof (the “Applicable Limitation Date”).  With respect to any notice of claim or indemnity delivered before the Applicable Limitation Date, the representations, warranties (including the representations made by SeaBridge and TrinityCare or J-KAN in the Reorganization Agreement) and covenants that are the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

4. Limitations of Indemnity.  The UGH Indemnified Parties’ primary recourse against the Indemnifying Persons with respect to any right to indemnification hereunder or other claims arising after the date hereof with respect to the Mergers or otherwise arising under or with respect to this Agreement shall be in the aggregate Escrow Shares (as defined below) and any disbursement or transfer of the Indemnification Escrow Shares to SeaBridge shall first constitute satisfaction of the indemnity obligations to all Indemnified Parties hereunder; provided, however, that nothing contained in this Section 4 shall in any way limit, impair, modify or otherwise affect the rights of a UGH Indemnified Party nor shall there be any limitation of liability of  an  Indemnifying Person in connection with any of such rights of the UGH Indemnified Party (1) to bring any claim, demand, suit or cause of action otherwise available to the UGH Indemnified Party based upon an allegation or allegations that the Indemnifying Person, or any of them, had an intent to defraud or made a willful misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated hereby which was relied upon by the UGH Entities or (2) to enforce any order of a court of competent jurisdiction which finds or determines that the Indemnifying Persons had an intent to defraud or made a willful misrepresentation or willful omission of a material fact in connection with this Agreement and the transactions contemplated under the Reorganization Agreement which was relied upon by the UGH Entities, or (3) the Indemnifying Directors may control any defense of third party claims covered by this Agreement if the UGH Indemnified Parties cannot or will not actively defend such claims.

5. Termination.  This Agreement shall terminate on the earlier to occur of:

(a)           the date on which the Escrow Agent shall have been notified in writing by the UGH Entities that this Agreement shall be terminated; or

(b)           twelve months from execution of this Agreement, unless a material breach or claim, which the Indemnified Party is defending remains outstanding, in which case the termination date will be extended until the matter is resolved.

6. Miscellaneous.

(i)           No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and non-exclusive of any rights or remedies provided by law.

(ii)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the UGH Entities.

Exhibit 2- page 58

(iii)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(iv)           If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(v)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW), AND EACH PARTY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND TO THE PLACEMENT OF VENUE IN HARRIS COUNTY, TEXAS IN CONNECTION WITH ANY MATTER ARISING OUT OF THIS AGREEMENT OR THE BREACH THEREOF AND WAIVES ANY OBJECTION TO SUCH VENUE OR THE CONVENIENCE OF PROCEEDING IN SUCH COURT.

(vi)           This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(vii)           The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

Exhibit 2- page 59

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

INDEMNIFYING PERSONS:

________________________________
Donald W. Sapaugh

________________________________
TrinityCare Senior Living, LLC

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

________________________________

SEABRIDGE FREIGHT CORP., a Nevada corporation By: Michael D. Shea, Chief Executive Officer
UNIVERSITY GENERAL HOSPITAL, LP, a Texas limited partnership By: University Hospital Systems, LLP its General Partner By: Dr. Hassan Chahadeh, M.D., Chairman and General Partner
UNIVERSITY HOSPITAL SYSTEMS, LLP, a Delaware limited liability partnership By: Dr. Hassan Chahadeh, M.D., General Partner
PERSONS’ REPRESENTATIVE: By:
ESCROW AGENT: By: _____________________________________

Exhibit 2- page 60

Schedule A

Liabilities

1.	Any Liabilities related to assets created or related to ownership, operation and conduct of any business of TrinityCare or J-KAN before or after the date hereof.

2.	Any Liabilities arising during or attributable to any agreements of TrinityCare or J-KAN

3.	Any payment obligation of TrinityCare or J-KAN, of products delivered or services rendered.

4.
Any Liabilities related to any litigation or proceeding or claim related to TrinityCare or J-KAN, (whether said litigation, proceeding or claim have manifested prior to the date hereof or are commenced or manifested after the date hereof).

5.
Any Liabilities related to the loss of life, personal injury or property damage or harm to natural resources (whether said losses, injuries or damages commenced or manifested before the date hereof or commenced or manifested before or after the date hereof) related to TrinityCare or J-KAN.

6.
Any Liabilities related to the environment in relation to the assets or agreements of TrinityCare or J-KAN, including migration or transportation of assets as a consequence of a release, realized or potential, of hazardous materials (including investigation or remediation, whether said condition, claim, investigation, or remediation begins or manifests or commences before or on the date hereof).

7.	Any Liabilities or obligation related to the non-compliance with applicable laws related to the ownership, lease, use, operation, or maintenance of the assets and agreements of TrinityCare or J-KAN.

8.
Any resolution, fines, penalties or costs imposed by any government agency in relation to or commenced or associated with the ownership, lease, use, operation, or maintenance of any assets of TrinityCare or J-KAN.

9.	Any obligation representing a debt for money loaned (or any derivative refinancing) of TrinityCare or J-KAN.

10.
Any Liabilities or obligation related to the quality, warranty, and other similar claims related to the products or services of TrinityCare or J-KAN sold or distributed, including any product warranty or product liability claims involving such products of TrinityCare or J-KAN.

11.
Any Liabilities or obligation of any kind with respect to any taxes in connection with TrinityCare or J-KAN, or their operations, whether accrued, absolute, contingent or otherwise, whether due, to become due or otherwise and whether known or unknown.

Exhibit 2- page 61

Schedule B

Litigation Matters

None

Exhibit 2- page 62

ESCROW AGREEMENT

This Escrow Agreement, dated as of March __, 2011 (the "Closing Date"), into by and among SeaBridge Freight Corp., a Nevada corporation (“SeaBridge”), University General Hospital, LP, a Texas limited partnership (the “Texas LP”), University Hospital Systems, LLP, a Delaware limited liability partnership and the general partner of the Texas LP (the “Delaware LLP” and together with SeaBridge and the Texas LP the “UGH Entities”), each of the undersigned holders of the common stock of SeaBridge listed on the signature page and acting individually and not as a “group” as defined under applicable federal and state securities laws and regulations (each a “Stockholder” and collectively, the “Stockholders”), Hunter M.A. Carr, as the representative for the Stockholders (the “Stockholders’ Representative”), and Sonfield & Sonfield, as the escrow agent under this Agreement (the “Escrow Agent”). The UGH Entities, the Stockholders, the Stockholders’ Representative and the Escrow Agent are referred to collectively herein as the “Parties”.

This is the Escrow Agreement referred to in (i) the Agreement and Plan of Reorganization dated as of March 10, 2011 (the "Reorganization Agreement") by and among the Parties and other persons named therein and (ii) the Indemnification Agreement by and among SeaBridge and certain other parties (the “Indemnification Agreement”) as a condition to the closing of the transactions contemplated by the Reorganization Agreement. Capitalized terms used in this agreement without definition shall have the respective meanings given to them in the Reorganization Agreement.

The parties, intending to be legally bound, hereby agree as follows:

1. ESTABLISHMENT OF ESCROW

(a) The Stockholders are executing this Escrow Agreement to induce the Parties to consummate the transactions contemplated by the Reorganization Agreement and are depositing with Escrow Agent an aggregate of 4,800,000 shares of SeaBridge Common Stock in the individual amounts set forth next to their respective names on Exhibit A attached hereto (the “Escrow”), all as may be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization of shares by the Company occurring after the date of this Agreement (the "Escrow Shares").  All certificates representing the Escrow Shares shall be delivered to SeaBridge upon the execution and delivery of this Agreement and shall be held by SeaBridge pursuant hereto.  The Escrow Shares shall be delivered to the Escrow Agent in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to SeaBridge. The Escrow Agent acknowledges receipt thereof.

(b) Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard and disburse the Escrow Shares pursuant to the terms and conditions hereof.

Exhibit 2- page 63

(c) VOTING RIGHTS, DIVIDENDS, ETC. IN RESPECT OF THE ESCROW SHARES.

(d) Subject to Section 2(b) below, so long as no Claims (defined below) are pending:

(1)
Each Shareholder may exercise any and all voting and other consensual rights pertaining to his or her Escrow Shares, or any part thereof, for any purpose not inconsistent with the terms of this Agreement;

(2)
Each Shareholder may receive and retain any and all dividends and distribution paid with respect to his or her Escrow Shares; provided, however, that any and all (A) dividends paid or payable other than in cash, and instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, the Escrow Shares, and (B) dividends and other distributions paid or payable in cash in respect of the Escrow Shares in connection with a partial or total liquidation or dissolution, shall be received by each Shareholder in trust for the benefit of SeaBridge, and segregated from the other property or funds of the Shareholder.

(3)
SeaBridge will execute and deliver (or cause to be executed and delivered) to each Shareholder all proxies and other instruments as such Shareholder may reasonably request for the purpose of enabling the Shareholder to exercise the voting and other rights which the Shareholder is entitled to exercise pursuant to paragraph (1) of this Section 2(a) and to receive the dividends which the Shareholder is authorized to receive and retain pursuant to paragraph (2) of this Section 2(a).

(e) Upon the occurrence and during the continuance of any Claim all rights of each of the Shareholders to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to paragraph (1) of Section 2(a), and to receive the dividends payments which it would otherwise be authorized to receive and retain pursuant to paragraph (2) of Section 2(a), shall cease as to the number of Escrow Shares (the "Claim Shares") owned by the Shareholder with an aggregate value equal to or less than the amount of unresolved Claims so long as such Claims remain unresolved.  Any such rights pertaining to the Claim Shares shall thereupon become vested in SeaBridge which shall have the sole right to exercise any such voting and other consensual rights and to receive any such dividend payments.  Notwithstanding anything in this Agreement to the contrary each Shareholder shall retain such voting and dividend rights to Escrow Shares that are not Claim Shares.

2. CLAIMS

(a) From time to time on or before the date that is 12 months after the Effective Time, SeaBridge may give notice (a "Notice") to the Shareholder Representative and Escrow Agent specifying in reasonable detail: (i) the nature and dollar amount of any claim (a "Claim") it may

Exhibit 2- page 64

(b) have under Section 9.15 of the Reorganization Agreement or the Indemnification Agreement, (ii) the amount in which the Claim is against any or all of the Shareholders and (iii) the number of Escrow Shares to be transferred to SeaBridge by each Shareholder in satisfaction of the Claim pursuant to Section 9.15 of the Reorganization Agreement. SeaBridge may make more than one Claim with respect to any underlying state of facts. If the Shareholder Representative gives notice to SeaBridge and Escrow Agent disputing any Claim (a "Counter Notice") within 30 days following receipt by Escrow Agent of the Notice regarding such Claim, such Claim shall be resolved as provided in Section 2(b). If no Counter Notice is received by Escrow Agent within such 30-day period, then the required actions and transfers of Escrow Shares claimed by SeaBridge as set forth in its Notice shall be deemed established for purposes of this Escrow Agreement and the Reorganization Agreement and, at the end of such 30-day period, Escrow Agent shall take such actions and effect such transfers of the Escrow Shares to SeaBridge as provided in the Notice from (and only to the extent of) the Escrow Shares. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Reorganization Agreement or the Indemnification Agreement

(c) If a Counter Notice is given with respect to a Claim, Escrow Agent shall take such actions and make such payments only in accordance with (i) joint written instructions of SeaBridge and the Shareholder Representative or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

3. TERMINATION OF ESCROW

On the date that is twelve months following the Effective Time, Escrow Agent shall distribute the then amount of Escrow Shares to the Shareholders in the individual amounts set forth on Exhibit A attached hereto, unless (i) any Claims are then pending, in which case an amount of shares equal to the number of Escrow Shares then held by Escrow Agent divided by the aggregate dollar amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Escrow (and the balance distributed to the Shareholders in such proportions) or (ii) SeaBridge has given notice to the Shareholder Representative and Escrow Agent specifying in reasonable detail the nature of any other claim it may have under Section 9.15 of the Reorganization Agreement or the Indemnification Agreement with respect to which it is unable to specify the amount of Damages or Losses (as defined in the Indemnification Agreement), in which case their entire amount of Escrow Shares then held by the Escrow Agent shall be retained by Escrow Agent, in either case until it receives joint written instructions of SeaBridge and the Shareholder Representative or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 3(b).

4. DUTIES OF ESCROW AGENT

(a) Escrow Agent shall not be under any duty to give the Escrow Shares held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

Exhibit 2- page 65

(b) Escrow Agent shall not be liable, except for its own gross negligence or willful misconduct and, except with respect to claims based upon such gross negligence or willful misconduct that are successfully asserted against Escrow Agent, the other parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent (and any successor Escrow Agent) from and against any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys' fees and disbursements, arising out of and in connection with this Agreement. Without limiting the foregoing, Escrow Agent shall in no event be liable in connection with its investment or reinvestment of any cash held by it hereunder in good faith, in accordance with the terms hereof, including, without limitation, any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of funds, or any loss of interest incident to any such delays.

(c) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e) Escrow Agent does not have any interest in the Escrow Shares deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income from this Escrow Shares shall be subject to withholding regulations then in force with respect to United States taxes. The parties hereto will provide Escrow Agent with appropriate Internal Revenue Service Forms W-9 for tax identification number certification, or non-resident alien certifications. This Section 5(e) and Section 5(b) shall survive notwithstanding any termination of this Agreement or the resignation of Escrow Agent.

(f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Shares to any successor Escrow Agent jointly designated by the other parties hereto in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of (a) the

Exhibit 2- page 66

(i) appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Shares until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

(j) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Shares or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Shares until Escrow Agent shall have received (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Shares or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Shares, in which event Escrow Agent shall disburse the Escrow Shares in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion by counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non- appealable. Escrow Agent shall act on such court order and legal opinion without further question.

(k) SeaBridge shall pay Escrow Agent compensation (as payment in full) for the services to be rendered by Escrow Agent hereunder and agrees to reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by Escrow Agent in performance of its duties hereunder (including reasonable fees, expenses and disbursements of its counsel).

(l) No printed or other matter in any language (including, without limitation,  prospectuses, notices, reports and promotional material) that mentions Escrow Agent's name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties' behalf unless Escrow Agent shall first have given its specific written consent thereto.

(m) The other parties hereto authorize Escrow Agent, for any securities held hereunder, to use the services of any United States central securities depository it reasonably deems appropriate, including, without limitation, the Depositary Trust Company and the Federal Reserve Book Entry System.

5. LIMITED RESPONSIBILITY

This Agreement expressly sets forth all the duties of Escrow Agent with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Agreement.

6. OWNERSHIP FOR TAX PURPOSES

Each of the Shareholders agrees that, for purposes of federal and other taxes based on income, the Shareholders, in the amounts indicated on Exhibit A attached hereto, will be treated

Exhibit 2- page 67

as the owners of the Escrow Shares, and that each Shareholder will report all income, if any, that is earned on, or derived from, the Escrow Shares as their income, in such proportions, in the taxable year or years in which such income is properly includible and pay any taxes attributable thereto.

7. NOTICES

Any notice, request, instruction or other document to be given hereunder by any party hereto to any other party shall be sufficiently given if delivered in person or sent by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to SeaBridge, to:

c/o University General Hospital
Attn: President
7501 Fannin Street
Houston, Texas 77054
Facsimile No.: 713-375-7105

with a copy to:

Edward T. Laborde, Jr.
7501 Fannin Street
Houston, Texas  77054
Facsimile No.:  713-375-7054
.

if to the Shareholders or the Shareholder Representative:

12000 Westheimer Road
Suite 340
Houston, Texas 77077
Facsimile No.: 713-465-1950

or at such other address for a party as shall be specified by like notice, and such notice or communication shall be deemed to have been duly given as of the date so delivered, mailed or sent by telecopier.

Escrow Agent: Sonfield & Sonfield
770 South Post Oak Lane
Houston, Texas 77056
Attn:   Robert L. Sonfield
Telecopy: 713-877-1547

Exhibit 2- page 68

8. JURISDICTION; SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District (Houston Division) of Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

9. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

10. SECTION HEADINGS

The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

11. WAIVER

The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out  of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

12. EXCLUSIVE AGREEMENT AND MODIFICATION

This Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the SeaBridge, the The Principal Shareholder and the Escrow Agent.

GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas, without regard to conflicts of law principles.

Remainder of page intentionally left blank.

Exhibit 2- page 69

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SEABRIDGE:

SeaBridge Freight Corp,
a Nevada corporation

Name:       Michael D. Shea
Its:           Chairman/Chief Executive Officer

SHAREHOLDERS:

Stephen P. Flott, Individually

Michael D. Shea, Individually

Theodore Fatsis, Individually

Donald W. Sapaugh, Individually

Hunter M. A. Carr, Individually

Albert W. Denson, Individually

Joe M. Wiley, Individually

William L. Sklar, Individually

Phillip Johnston, Individually

ESCROW AGENT:

By:
Name:
Title:

Exhibit 2- page 70

LOCK UP LEAK–OUT AGREEMENT

Re:  SeaBridge Freight Corp. changing its name to University General health System, Inc. [TCSR] (the "Company")

Ladies and Gentlemen:

The undersigned stock holder or warrant holder hereby agrees that for a period of twelve months (such period being a “Restricted Period”) the undersigned will not offer to sell, contract to sell, or otherwise sell, dispose of, pledge or grant any rights with respect to (collectively, a “Disposition”) any shares of Common Stock, any options or warrants to purchase any shares of Common Stock or any securities convertible into or exchangeable for shares of, or enter into any hedging or derivatives transaction related to the Common Stock of the Company (collectively, “Securities”) now owned or hereafter acquired directly by such person or with respect to which such person has or hereafter acquires the power of disposition in excess of five percent (5%) of the daily volume on any day, nor in excess of 8.5% of your total shares in any month.

Holder Agrees to notify Seller of any subsequent sale, or transfer to a Broker during the initial six month period beginning from the date of sale.

The foregoing restriction has been expressly agreed to preclude the undersigned during the Restricted Period from engaging in any hedging or other transaction that is designed to or reasonably expected to lead to or result in a Disposition of Securities during the Lock–up Leak-out Period, even if such Securities would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security (other than a broad–based market basket or index) that included, relates to or derives any significant part of its value from Securities. The undersigned agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of shares of Common Stock or Securities held by the undersigned except in compliance with the foregoing restrictions.

This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

Dated

 Printed Name of Holder

__________________________________________
 Signature

Printed Name of Person Signing
(and indicate capacity of person signing if signing as
custodian, trustee, or on behalf of an entity)

Exhibit 2- page 71